                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY



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                          AGREEMENT AND PLAN OF MERGER
                                       OF
                              IRT PROPERTY COMPANY
                                  WITH AND INTO
                                EQUITY ONE, INC.

                                OCTOBER 28, 2002








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



                                TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----
                                        ARTICLE I

                                        THE MERGER

SECTION 1.1           Effective Time of the Merger.......................................2
SECTION 1.2           Closing............................................................2
SECTION 1.3           Effects of the Merger..............................................2
SECTION 1.4           Organizational Instruments.........................................3
SECTION 1.5           Directors..........................................................3
SECTION 1.6           Officers...........................................................3

                                        ARTICLE II


                   EFFECT OF THE MERGER ON CAPITAL STOCK; CONVERSION AND
                                 EXCHANGE OF CAPITAL STOCK

SECTION 2.1           Effect on Capital Stock............................................3
SECTION 2.2           Election Procedure.................................................4
SECTION 2.3           Rights As Shareholders; Stock Transfers............................6
SECTION 2.4           Fractional Shares..................................................6
SECTION 2.5           Exchange Procedures................................................6
SECTION 2.6           Final Dividends....................................................8
SECTION 2.7           Adjustment of Exchange Ratio.......................................9
SECTION 2.8           Stock Options......................................................9

                                       ARTICLE III


                              REPRESENTATIONS AND WARRANTIES

SECTION 3.1           Representations and Warranties of IRT.............................10
SECTION 3.2           Representations and Warranties of the Company.....................22

                                        ARTICLE IV


                        COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1           Covenants of the Company and IRT..................................31
SECTION 4.2           Affiliates........................................................37

                                        ARTICLE V


                                  ADDITIONAL AGREEMENTS

SECTION 5.1           Preparation of Form S-4 and the Joint Proxy Statement.............37
SECTION 5.2           Access to Information.............................................40
SECTION 5.3           Consents and Approvals............................................41


                                      (i)

                                                                                       Page
                                                                                       ----
SECTION 5.4           Validity of Shares................................................41
SECTION 5.5           Employee Benefit Plans and Employment Matters.....................41
SECTION 5.6           Expenses..........................................................42
SECTION 5.7           Indemnification; Directors' and Officers' Insurance...............42
SECTION 5.8           Additional Agreements; Reasonable Efforts.........................45
SECTION 5.9           Conveyance Taxes..................................................45
SECTION 5.10          Public Announcements..............................................45
SECTION 5.11          Notification of Certain Matters...................................45
SECTION 5.12          New York Stock Exchange Listing...................................46
SECTION 5.13          Declaration of Dividends and Distributions........................46
SECTION 5.14          Assumption of Employment Agreements...............................46
SECTION 5.15          Tax Treatment.....................................................46
SECTION 5.16          Election of New Director..........................................47

                                   ARTICLE VI


                              CONDITIONS PRECEDENT

SECTION 6.1           Conditions to Each Party's Obligation To Effect The Merger........47
SECTION 6.2           Conditions of Obligations of IRT..................................48
SECTION 6.3           Conditions of Obligations of the Company..........................49

                                  ARTICLE VII


                           TERMINATION AND AMENDMENT

SECTION 7.1           Termination.......................................................51
SECTION 7.2           Effect of Termination.............................................52
SECTION 7.3           Amendment.........................................................54
SECTION 7.4           Extension; Waiver.................................................55

                                  ARTICLE VIII


                               GENERAL PROVISIONS

SECTION 8.1           Nonsurvival of Representations, Warranties and Agreements.........55
SECTION 8.2           Notices...........................................................55
SECTION 8.3           Interpretation....................................................56
SECTION 8.4           Counterparts......................................................56
SECTION 8.5           Entire Agreement; No Third Party Beneficiaries....................56
SECTION 8.6           Governing Law.....................................................56
SECTION 8.7           Waiver of Jury Trials.............................................56
SECTION 8.8           No Remedy in Certain Circumstances................................57
SECTION 8.9           Assignment........................................................57
SECTION 8.10          Gender and Number Classification..................................57
SECTION 8.11          Knowledge.........................................................57
SECTION 8.12          Enforcement.......................................................57
SECTION 8.13          Construction......................................................57


                                      (ii)

                             SCHEDULES AND EXHIBITS

IRT DISCLOSURE MEMORANDUM

Schedule 2.8          IRT Options and IRT Restrictive Stock
Schedule 3.1(a)(ii)   IRT Subsidiaries and Ownership in Other Persons
Schedule 3.1(a)(iii)  IRT Minority Ownership; Liens and Restrictions Agreements
Schedule 3.1(b)       IRT Redemption Obligations
Schedule 3.1(c)       IRT Breaches of Agreements, Violations and Obligations
Schedule 3.1(d)       IRT Undisclosed Liabilities
Schedule 3.1(f)       IRT Compliance with Laws
Schedule 3.1(g)       IRT Litigation
Schedule 3.1(h)       IRT Tax Matters
Schedule 3.1(i)       IRT Properties, Developments and Capital Expenditures
Schedule 3.1(j)       IRT Plans
Schedule 3.1(k)       IRT Payments to Employees, Officers and Directors
Schedule 3.1(l)       IRT Absence of Certain Changes or Events
Schedule 3.1(p)       IRT Environmental Matters
Schedule 3.1(q)       IRT Material Contracts and Defaults
Schedule 4.1(d)       IRT Incurrence of Indebtedness
Schedule 4.1(g)       IRT Pending Acquisitions and Sales
Schedule 5.14         IRT Assumption of Agreements


COMPANY DISCLOSURE MEMORANDUM

Schedule 3.2(a)(ii)   Company Ownership in Other Persons
Schedule 3.2(a)(iii)  Company Minority Ownership; Liens and Restrictive
                      Agreements
Schedule 3.2(b)       Company Obligation to Purchase, Redeem or Acquire
                      Capital Stock
Schedule 3.2(c)       Company Breaches of Agreements, Violations and Obligations
Schedule 3.2(d)       Company Undisclosed Liabilities
Schedule 3.2(g)       Company Litigation
Schedule 3.2(h)       Company Tax Matters
Schedule 3.2(i)       Company Properties, Developments and Capital Expenditures
Schedule 3.2(j)       Company Plans
Schedule 3.2(l)       Company Absence of Certain Changes or Events
Schedule 3.2(p)       Company Material Contracts and Defaults
Schedule 3.2(q)       Company Compliance with Company Plans
Schedule 4.1(d)       Company Incurrence of Indebtedness
Schedule 4.1(g)       Company Pending Acquisitions and Sales


Exhibit A         Form of Claim Letter
Exhibit B         145 Affiliate Letter


                                     (iii)

                             INDEX OF DEFINED TERMS


30-Day Average Trading Price.......................39
3-Day Average Trading Price........................39
Acquisition Proposal...............................33
Acquisition Proposal Agreement.....................53
Action.............................................42
Aggregate Cash Amount...............................6
Aggregate Consideration.............................6
Agreement...........................................1
Articles of Incorporation...........................3
Articles of Merger..................................2
Assumed Option......................................9
Base Amount........................................53
Break-Up Expenses..................................54
Break-Up Fee.......................................53
Bylaws..............................................3
Cash Consideration..................................4
Cash Election.......................................4
Cash Election Number................................4
Cash Election Shares................................4
Cash Fraction.......................................4
CERCLA.............................................20
Closing.............................................2
Closing Date........................................2
Code................................................1
Company.............................................1
Company Board......................................24
Company Closing Price...............................6
Company Common Stock................................3
Company Insiders...................................42
Company Material Adverse Effect....................22
Company OPUs.......................................23
Company Plan.......................................31
Company Properties.................................28
Company SEC Documents..............................24
Company Stockholder Approvals......................40
Company Stockholders' Meeting......................40
Confidentiality Agreement..........................40
Corresponding Final Dividend........................9
Counter Proposal...................................35
Effective Time......................................2
Election Deadline...................................5
Elections...........................................4
Environmental Law..................................20
Environmental Permits..............................21
Equity Right.......................................12
ERISA..............................................18
Exchange Act.......................................13
Exchange Agent......................................5
Exchange Fund.......................................6
Exchange Ratio......................................4
Final Company Dividend..............................8
Form of Election....................................4
Form S-4...........................................38
Fractional Shares...................................4
GAAP...............................................13
GBCC................................................2
Governmental Entity................................13
Hazardous Materials................................21
Holder Representative...............................5
Indemnified Parties................................42
Indemnifying Parties...............................42
Investment Company Act.............................22
IRT.................................................1
IRT Board..........................................13
IRT Common Stock....................................3
IRT Development Properties.....................18, 29
IRT Disclosure Memorandum......................11, 23
IRT Future Development Properties..............18, 29
IRT Material Adverse Effect........................10
IRT Option..........................................9
IRT OPUs...........................................12
IRT Partners.......................................11
IRT Partners Agreement.............................12
IRT Permits....................................14, 26
IRT Plans..........................................18
IRT Preferred Stock................................11
IRT Properties.....................................17
IRT Rights Agreement................................3
IRT SEC Documents..................................13
IRT Shareholders' Meeting..........................39
Joint Proxy Statement..............................38
knowledge..........................................57
Liabilities.........................................2
Lien...............................................11
LLC Interests......................................10
Mailing Date........................................5
Merger..............................................1
Merger Consideration................................4
MGCL................................................2
Mixed Consideration.................................4


                                      (iv)

Mixed Election......................................4
NAREIT.............................................10
New Certificates....................................6
No Election Shares..................................5
Non-Employee Directors.............................42
North Port.........................................23
North Port Agreement...............................23
Old Certificates....................................5
Other Investment Interests.........................11
Partnership Interests..............................10
Payor..............................................54
Person..............................................4
Preferred Stock....................................23
Private Placement..................................40
Proceeding.........................................15
Property Restrictions..............................17
Qualifying Income..................................54
Recipient..........................................54
REIT Income Requirements...........................54
REITs..............................................10
Representative.....................................34
Restrictive Agreements.............................11
Rights..............................................3
Rule 145 Affiliates................................37
Sarbanes-Oxley Act.................................13
SDAT................................................2
SEC................................................13
Section 16 Information.............................42
Securities Act.....................................13
Stock Consideration.................................4
Stock Election......................................4
Subsidiary..........................................4
Surviving Corporation...............................2
Takeover Laws......................................22
Tax Adjustment......................................6
Transfer...........................................33
Trust Indenture Act................................13
Violation..........................................12
Withdrawal Date....................................39


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated October 28, 2002 (this "Agreement"), by and between IRT PROPERTY COMPANY, a Georgia corporation ("IRT"), and EQUITY ONE, INC., a Maryland corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, the respective Boards of Directors of IRT and the Company have determined that it is in the best interests of their respective shareholders or stockholders for the Company to acquire IRT by means of the merger of IRT with and into the Company, upon the terms and subject to the conditions set forth herein (the "Merger");

         WHEREAS, the respective boards of directors of IRT and the Company have approved the Merger and this Agreement and all of the transactions contemplated hereby;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a purchase of IRT by the Company;

         WHEREAS, concurrently with the execution of this Agreement certain stockholders of the Company have executed a Voting Agreement, dated as of the date of this Agreement, whereby they agree, among other things, to vote the shares of Company Common Stock and IRT Common Stock beneficially owned by them in favor of the Company Stockholder Approvals at the Company Stockholders' Meeting and in favor of the IRT Shareholder Approval at the IRT Shareholders' Meeting, as applicable;

         WHEREAS, concurrently with the execution of this Agreement certain shareholders of IRT have executed a Voting Agreement, dated as of the date of this Agreement, whereby they agree, among other things, to vote the shares of Company Common Stock and IRT Common Stock beneficially owned by them in favor of the Company Stockholder Approvals at the Company Stockholders' Meeting and in favor of the IRT Shareholder Approval at the IRT Shareholders' Meeting, as applicable; and

         WHEREAS, IRT and the Company desire to make certain representations, warranties and agreements in respect of the Merger and also prescribe various conditions thereto.

         NOW, THEREFORE, in consideration of the mutual premises and the representations, warranties and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 EFFECTIVE TIME OF THE MERGER. Upon the terms and subject to the conditions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(a)) and delivered to the State Department of Assessments and Taxation of Maryland (the "SDAT") for filing as provided in Section 3-107 of the Maryland General Corporation Law, as amended (the "MGCL"), and the Secretary of State of the State of Georgia for filing as provided in Section 14-2-1105 of the Georgia Business Corporation Code, as amended (the "GBCC"), as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing and acceptance for record of the Articles of Merger with the SDAT and the Georgia Secretary of State, or at such other date and time subsequent thereto as expressly provided in the Articles of Merger (the "Effective Time").

         SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") shall occur at 10:00 a.m., Eastern time, no later than the third business day next following the waiver or satisfaction, as applicable, of the last to occur of the conditions set forth in Article VI (the "Closing Date"), at such date, time and place as is mutually agreed to by the parties hereto.

         SECTION 1.3       EFFECTS OF THE MERGER.

                  (a) At the Effective Time, IRT shall be merged with and into the Company, and thereupon, the separate corporate existence of IRT shall cease and the Company shall survive and continue to exist as a Maryland corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

                  (b) At the Effective Time, the effect of the Merger shall be as provided in the MGCL and GBCC; to wit, without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, assets, businesses, rights, interests, privileges, powers, licenses and franchises of IRT thereupon shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions, disabilities and duties of IRT ("Liabilities") thereupon shall become the Liabilities of the Surviving Corporation.

                  (c) Notwithstanding the foregoing, the Company and IRT may, upon mutual agreement, at any time prior to the Effective Time, change the method of effecting the combination of the Company and IRT (including, without limitation, the provisions of this Article I) if and to the extent they deem such change to be desirable, including, without limitation, to provide for a merger of IRT directly with and into a wholly owned subsidiary of the Company, in which either IRT or such subsidiary is the surviving corporation; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount, method of calculating or kind of Merger Consideration (as defined below) to be issued to holders of IRT Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of IRT's shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         SECTION 1.4 ORGANIZATIONAL INSTRUMENTS. The charter of the Company, as amended, shall be the "Articles of Incorporation" of the Surviving Corporation from and after the Effective Time until thereafter duly amended or restated in accordance with the MGCL. The Amended and Restated Bylaws of the Company shall be the "Bylaws" of the Surviving Corporation from and after the Effective Time until thereafter duly amended or restated in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the MGCL.

         SECTION 1.5 DIRECTORS. All of the directors of the Company plus one director of IRT who shall be elected to the Company's board of directors in accordance with Section 5.16 below shall constitute the entire board of directors of the Surviving Corporation. Each such director shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

         SECTION 1.6 OFFICERS. The officers of the Company shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                                   ARTICLE II

               EFFECT OF THE MERGER ON CAPITAL STOCK; CONVERSION
                         AND EXCHANGE OF CAPITAL STOCK

         SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company or IRT:

                  (a) Common Stock of the Company. Each share of common stock of the Company, par value $0.01 per share ("Company Common Stock"), outstanding immediately prior to the Effective Time, shall remain issued and outstanding and unaffected by the Merger, and, together with the securities converted into Company Common Stock pursuant to Section 2.1(c) and the shares of Company Common Stock issued in the Private Placement, shall constitute all of the then-issued and outstanding shares of capital stock of the Surviving Corporation.

                  (b) Cancellation of Certain Stock. All shares of common stock of IRT, par value $1.00 per share (the "IRT Common Stock"), together with all associated "Rights" issued under that certain IRT Shareholders Protection Rights Agreement dated as of August 21, 1998, as amended to the Effective Time (the "IRT Rights Agreement"), between IRT and SunTrust Bank, Atlanta, as rights agent, that are owned or held by IRT as treasury stock and all shares of IRT Common Stock owned by the Company or any Subsidiary of IRT or the Company (collectively, "Treasury Stock"), shall automatically be canceled and retired and shall cease to exist and no capital stock or other interests of the Company or any Subsidiary of the Company or any other consideration (whether consisting of cash, property, or any combination thereof) shall be delivered in exchange therefor.

                  As used in this Agreement, a "Subsidiary" of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns or holds (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or
(ii)(A) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such Person. As used in this Agreement, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                  (c) Conversion Of IRT Common Stock; Merger Consideration. Subject to the provisions of this Article II, each share of IRT Common Stock, other than Treasury Stock, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $12.15 in cash (the "Cash Consideration") or (ii) 0.9 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Company Common Stock (the "Stock Consideration") or (iii) the right to receive a combination of cash and shares of Company Common Stock determined in accordance with Section 2.2 (the "Mixed Consideration"). The Cash Consideration, the Stock Consideration and the Mixed Consideration, together with any cash in lieu of fractional shares of Company Common Stock to which a holder of IRT Common Stock has the right to receive pursuant to Section 2.4 ("Fractional Shares"), is referred to collectively herein as the "Merger Consideration."

         SECTION 2.2       ELECTION PROCEDURE.

                  (a) Election. Subject to Sections 2.2(b) and (f), each record holder of shares of IRT Common Stock immediately prior to the Effective Time shall be entitled to elect to receive Cash Consideration (a "Cash Election"), Stock Consideration (a "Stock Election") or Mixed Consideration (a "Mixed Election"; Cash Elections, Stock Elections and Mixed Elections are collectively referred to as "Elections") for such holder's shares of IRT Common Stock. Elections shall be made in accordance with Section 2.2(c) below on a form designed for that purpose (a "Form of Election"), which Form of Election shall be in such form as IRT and the Company shall mutually agree.

                  (b) Proration. Notwithstanding the provisions of Section 2.2(a) and subject to Section 2.2(f), the aggregate number of shares of IRT Common Stock that may be converted into Cash Consideration in the Merger (the "Cash Election Shares"), whether by Cash Elections or Mixed Elections, together with any Fractional Shares, shall not exceed 50% of the total number of shares of IRT Common Stock issued and outstanding as of the Effective Time (the "Cash Election Number"). If the sum of the Cash Election Shares and the Fractional Shares exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (A) the Cash Consideration and (B) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and
(ii) a number of shares of Company Common Stock equal to the product of (A) the Exchange Ratio and (B) a fraction equal to one minus the Cash Fraction.

                  (c) Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to such paying and exchange agent (which shall be a commercial bank or trust company) as IRT and the Company shall mutually agree (the "Exchange Agent"), and accompanied by the certificates representing the shares of IRT Common Stock ("Old Certificates") as to which an Election is being made (or by an appropriate guarantee of delivery of such Old Certificate signed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). A holder of record of shares of IRT Common Stock who holds such shares as nominee, trustee or in another representative capacity (a "Holder Representative") may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the shares of IRT Common Stock held by such Holder Representative for a particular beneficial owner. The Company shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. Any good faith decision of the Company (or the Exchange Agent) in such matters shall be conclusive and binding. The Company (or the Exchange Agent) shall, to the extent commercially practicable, promptly notify IRT of any defect in a Form of Election other than an immaterial defect disregarded in good faith by the Company (or the Exchange Agent). Neither the Company nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.2, and all such computations shall be conclusive and binding on the holders of shares of IRT Common Stock.

                  (d) No Election Shares. For the purposes hereof, a holder of shares of IRT Common Stock (the "No Election Shares") who does not submit a Form of Election that is received by the Exchange Agent prior to the Election Deadline (as defined below) shall be deemed not to have made a Cash Election, Stock Election or Mixed Election. In addition, if the Company or the Exchange Agent shall determine that any purported Election was not properly made, the holder of shares IRT Common Stock subject to such improperly made Election shall also be treated as No Election Shares. No Election Shares may be treated by the Company in its sole discretion as Cash Election Shares or Stock Election Shares, or a combination thereof.

                  (e) Election Deadline. IRT and the Company shall each use its reasonable best efforts to cause copies of the Form of Election to be mailed on the Mailing Date (as defined below) to each holder of record of shares of IRT Common Stock (other than holders of Treasury Stock) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger and to make the Form of Election available to all persons who become record holders of shares of IRT Common Stock subsequent to the date of such mailing. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of IRT Common Stock. In order to be effective, a Form of Election must be received by the Exchange Agent by 5:00 p.m., Eastern time, on the date immediately prior to the IRT Shareholders' Meeting, or such other time and date as IRT and the Company may mutually agree (the "Election Deadline"). All Elections may be revoked in writing by the record holders submitting Forms of Election at any time prior to the Election Deadline.

                  (f)      Tax Adjustment. Notwithstanding anything in this
Article II to the contrary, the sum of (i) the aggregate amount of cash that will be paid in the Merger as Cash Consideration, (ii) any cash amounts to be paid pursuant to Section 2.4 for Fractional Shares, (iii) any other amounts paid by the Company or IRT to or on behalf of any shareholder of IRT in connection with the sale, redemption or other disposition of any shares of capital stock of IRT in connection with the Merger for purposes of Treasury Regulation Sections 1.368-1(e) and 1.368-1T(e), and (iv) the amount of any extraordinary dividend, including any Final IRT Dividend (as defined below), distributed by IRT prior to and in connection with the Merger for purposes of Treasury Regulation Section 1.368-1T(e) (the sum of such amounts in (i) --
(iv), the "Aggregate Cash Amount") shall not exceed 60% of the Aggregate Consideration. The "Aggregate Consideration" shall be equal to the sum of (i) the number of shares of Company Common Stock to be issued in the Merger times the Company Closing Price, plus (ii) the Aggregate Cash Amount. The "Company Closing Price" means the weighted average trading price per share of the Company Common Stock on the New York Stock Exchange (composite transactions list) for all transactions occurring on the Closing Date. If the Aggregate Cash Amount as so calculated would exceed 60% of the Aggregate Consideration, the Company shall decrease the Cash Election Number thereby increasing the aggregate number of shares of IRT Common Stock to be exchanged for Company Common Stock in the Merger at the Exchange Ratio on a proportionate basis such that the Aggregate Cash Amount would not exceed 60% of the Aggregate Consideration (the "Tax Adjustment").

         SECTION 2.3 RIGHTS AS SHAREHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of IRT Common Stock shall cease to be, and shall have no rights as, shareholders of IRT, other than to receive any dividend or other distribution with respect to IRT Common Stock with a record date occurring prior to the Effective Date and the Merger Consideration provided in this
Article II. After the Effective Time, there shall be no transfers on the stock transfer books of IRT or the Surviving Corporation of shares of IRT Common Stock.

         SECTION 2.4 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no certificates for Fractional Shares, or other evidence of ownership thereof, will be issued in the Merger; instead, the Company shall pay to each holder of IRT Common Stock who would otherwise be entitled to a Fractional Share (after taking into account all of the shares of IRT Common Stock represented by all of the Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the Company Closing Price.

         SECTION 2.5       EXCHANGE PROCEDURES.

                  (a) Deposit of Exchange Fund. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of IRT Common Stock, for exchange in accordance with this Article II, an amount of cash and certificates or book-entry securities representing shares of Company Common Stock ("New Certificates") required to effect the conversion of IRT Common Stock into Company Common Stock and cash in accordance with Sections 2.1(c), 2.3, 2.5(b) and 2.6 (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions) being hereinafter referred to as the "Exchange Fund").

                  (b) Exchange of Certificates. As promptly as practicable after the Effective Date, the Company shall send or cause to be sent to each former holder of record of shares of IRT Common Stock that did not otherwise make an Election (other than Treasury Stock) immediately prior to the Effective Time transmittal materials for use in exchanging such shareholder's Old Certificates for the Merger Consideration set forth in this Article II. The Company shall cause the New Certificates representing Company Common Stock into which shares of a holder's IRT Common Stock are converted on the Effective Date and/or a check in respect of the Cash Consideration into which shares of a holder's IRT Common Stock are converted at the Effective Time and any Fractional Shares or dividends or distributions which such Person shall be entitled to receive (including any Final IRT Dividend) to be delivered to such holder who shall have delivered to the Exchange Agent Old Certificates (whether in connection with the Form of Election or with the above described transmittal materials) representing such shares of IRT Common Stock (or indemnity reasonably satisfactory to the Company and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned of record immediately prior to the Effective Time by such holder. No interest will be paid on any such Cash Consideration, cash to be paid in lieu of Fractional Shares or dividends or distributions which any such Person shall be entitled to receive pursuant to this Article II upon such delivery.

                  (c) Unclaimed Certificates. If Old Certificates are not surrendered or consideration therefor is not claimed prior to the date on which such consideration would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration and any unpaid dividends or distributions thereon shall, to the extent permitted by abandoned property and any other applicable law, become the property of the Company (and to the extent not in its possession shall be paid over to the Company), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of IRT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) Distributions in Respect of Unclaimed Certificates. No dividends or other distributions with respect to Company Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of IRT Common Stock converted in the Merger into the right to receive shares of such Company Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor after having complied with the procedures set forth in this
Section 2.5, and no such shares of Company Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates after having complied with the procedures set forth in this
Section 2.5. After becoming so entitled and after having complied with this
Section 2.5, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had otherwise become payable with respect to shares of Company Common Stock such holder had the right to receive upon surrender of the Old Certificate.

                  (e) Disposition of Unclaimed Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of IRT for twelve months after the Effective Time shall be returned by the Exchange Agent to the Company if the Company so requests. In the event of the return of such Exchange Fund to the Company, subject to
Section 2.5(c), any shareholders of IRT who have not heretofore complied with this Article II shall thereafter look only to the Company for payment of the Merger Consideration, cash in lieu of any Fractional Shares, and unpaid dividends and distributions on IRT Common Stock or Company Common Stock deliverable in respect of each share of IRT Common Stock such shareholder holds immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case, without any interest thereon.

                  (f) Investment of Exchange Fund. The Company may cause the Exchange Agent to invest the cash included in the Exchange Fund in short-term obligations of, or fully guaranteed by, the United States of America, investment grade commercial paper or other similar investments, but in any event the Company shall ensure that the terms and conditions of any such investment shall be such as to permit the Exchange Agent to make prompt payments of the Merger Consideration as contemplated by this Agreement. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Company shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events, so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

                  (g) Lost or Stolen Certificates. If any Old Certificate shall have been lost, stolen or destroyed, then upon (i) the receipt of a duly notarized affidavit of such fact by the person claiming such Old Certificate to be lost, stolen or destroyed, (ii) the posting by such person of a bond or similar surety instrument in such reasonable amount as the Surviving Corporation or Exchange Agent may require as indemnity against any claim that may be made against it with respect to such Old Certificate and (iii) the receipt of any other documents or instruments necessary to evidence and effect the exchange, the Exchange Agent shall issue and/or pay the Merger Consideration in exchange for such lost, stolen or destroyed Old Certificate.

                  (h) Withholding Taxes. The Company shall be entitled to deduct and withhold (or cause the Exchange Agent to deduct and withhold) from the Merger Consideration payable to a holder of IRT Common Stock, all withholding and stock transfer taxes. To the extent such amounts are so withheld, they shall be treated for all purposes of this Agreement as having been paid to the holder of IRT Common Stock in respect of whom such deduction and withholding was made by the Company.

                  (i) Expenses of Exchange Agent. The Surviving Corporation shall pay all charges and expenses of the Exchange Agent.

         SECTION 2.6 FINAL DIVIDENDS. If and to the extent necessary for IRT to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of IRT ending at the Effective Time of the Merger (and to avoid the payment of any tax with respect to undistributed income or gain), IRT shall declare a dividend on each share of IRT Common Stock (the "Final IRT Dividend"), the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit IRT to satisfy such requirements. If IRT determines that it is necessary to declare the

Final IRT Dividend, IRT shall notify the Company at least 20 days prior to the scheduled date for the IRT Shareholders' Meeting, and the Company shall be entitled to declare a dividend per share payable to holders of shares of the Company Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share of Company Common Stock equal to the quotient obtained by dividing (x) the Final IRT Dividend paid by IRT with respect to each share of IRT Common Stock by (y) the Exchange Ratio ("Corresponding Final Dividend"). The dividends payable hereunder to the holders of IRT Common Stock shall be paid upon presentation of the Old Certificates for exchange in accordance with this Article II. In addition, notwithstanding anything in Section 2.1(c) to the contrary, following the declaration of a Final IRT Dividend in connection with this Section 2.6, the Cash Consideration shall be reduced by an amount equal to the per share amount of the IRT Final Dividend.

         SECTION 2.7 ADJUSTMENT OF EXCHANGE RATIO. In the event of any stock split, combination, reclassification or stock dividend with respect to Company Common Stock, any change or conversion of Company Common Stock into other securities or any other dividend or distribution with respect to Company Common Stock (other than quarterly cash dividends issued in the ordinary course consistent with past practice, the Corresponding Final Dividend and any dividend issued in accordance with Section 5.13(b)) and any distribution by the Company of shares of capital stock of any of its affiliates, or if a record date with respect to any of the foregoing should occur, prior to the Effective Time, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and thereafter all references in this Agreement to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

         SECTION 2.8 STOCK OPTIONS. (a) Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of IRT Common Stock (an "IRT Option") granted under any IRT Plan (as defined below) (other than any "Stock Purchase Plan" within the meaning of Section 423 of the Code), shall, whether or not then vested or exercisable, become and represent an option to purchase the number of shares of Company Common Stock (an "Assumed Option") rounded up to the nearest whole share, determined by multiplying: (x) the number of shares of IRT Common Stock subject to such option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per share of Company Common Stock (increased to the nearest whole cent) equal to the exercise price per share of IRT Common Stock immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that in the case of any IRT Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula shall be adjusted if necessary to comply with Section 424(a) of the Code. After the Effective Time, each Assumed Option shall vest only to the extent required by the terms of the underlying IRT Option. If no automatic vesting requirement is set forth in the underlying IRT Option or other agreement, then the Assumed Option shall be subject to the same vesting schedule and be exercisable upon the same terms and conditions as were applicable to the related option immediately prior to the Effective Time. As soon as reasonably practical, the Company shall register under the Securities Act on Form S-8 or another appropriate SEC form (and use its commercially reasonable efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) all shares of Company Common Stock issuable pursuant to all Assumed Options. At or prior to the Effective Time, the Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company

Common Stock for delivery in connection with the Assumed Options. Schedule 2.8 of the IRT Disclosure Memorandum contains a true and complete list of all IRT Options and shares of restricted capital stock of IRT issued and outstanding on the date of this Agreement and the vesting schedules and exercise prices of such IRT Options and shares of restricted stock.

                  (b) The 1998 Long-Term Incentive Plan of IRT and the IRT 1989 Stock Option Plan (the "IRT Stock Option Plans") shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to, the conversion of each share of IRT Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Company Common Stock on a basis consistent with the transactions contemplated by this Agreement. The Company and IRT agree to submit the amendments to the IRT Stock Option Plans to their respective stockholders, if such submission is determined to be necessary by counsel to the Company or IRT after consultation with one another; PROVIDED, HOWEVER, that such approval shall not be a condition to the consummation of the Merger.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF IRT. IRT hereby represents and warrants to the Company as follows:

                  (a) Organization, Standing and Power. (i) IRT is a corporation duly organized, validly existing and in good standing under the laws of Georgia, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have an IRT Material Adverse Effect. For the purposes of this Agreement, "IRT Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would have a material adverse impact on (A) the financial position, business or results of operations of IRT and its Subsidiaries, taken as a whole, or (B) the ability of IRT to perform its obligations under this Agreement and to consummate the Merger or the other transactions contemplated by this Agreement; PROVIDED THAT an IRT Material Adverse Effect shall not be deemed to include the effect of (a) changes in laws of general applicability or interpretations thereof by courts or other governmental authorities, (b) changes in generally accepted accounting principles or accounting principles generally applicable to real estate investment trusts ("REITs"), or any standard or customary calculation of funds from operations specified by the National Association of Real Estate Investment Trusts ("NAREIT"), (c) general economic conditions or conditions generally affecting the REIT industry, which in the case of (a) - (c) do not have a materially more adverse effect on IRT than that of similarly situated companies.

                           (ii)     Except for shares of common stock of, or
limited liability company member interests or other similar interests ("LLC Interests") or partnership interests or limited partnership interests ("Partnership Interests") in, IRT's Subsidiaries, and except as set forth on

Schedule 3.1(a)(ii) of the disclosure memorandum, dated as of the date hereof, delivered by IRT to the Company prior to the execution of this Agreement setting forth certain matters referred to in this Agreement (the "IRT Disclosure Memorandum"), IRT does not own as of the date of this Agreement of record or beneficially, directly or indirectly, (A) any shares of outstanding capital stock, LLC Interests, Partnership Interests or other securities convertible into or exchangeable or exercisable for any capital stock or LLC Interests or Partnership Interest of any other person or entity or (B) any participating or economic interest in any partnership, joint venture, trust or other non-corporate business enterprise ("Other Investment Interests"). Each Subsidiary of IRT is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so qualified would not have an IRT Material Adverse Effect. Each Subsidiary of IRT as of the date of this Agreement and its jurisdiction of incorporation or organization is set forth on Schedule 3.1(a)(ii) of the IRT Disclosure Memorandum.

                           (iii)    All of the outstanding shares of capital
stock, all LLC Interests and all Partnership Interests of each Subsidiary of IRT, as applicable, held by IRT or a Subsidiary of IRT have been duly authorized, are validly issued, and in the case of shares of capital stock, fully paid and nonassessable and, except as set forth on Schedule 3.1(a)(iii) of the IRT Disclosure Memorandum, are owned by IRT or by a wholly owned Subsidiary of IRT, free and clear of all Liens, and there are no proxies outstanding, shareholder agreements, voting trusts or other agreements or restrictions on the voting, holding or transfer ("Restrictive Agreements") affecting any such shares, LLC Interests, Partnership Interests or Other Investment Interests.

                           For the purposes of this Agreement, "Lien" shall mean
any conditional sale agreement, defect of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property taxes and charges not yet due and payable, and (ii) mechanics', carriers', workmen's, repairmen's and materialmen's Liens and other Liens, which individually or in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property or asset subject thereto or thereby or materially reduce the marketability of any property for such use, and do not otherwise have an IRT or Company Material Adverse Effect (as defined below), as applicable.

                  (b) Capital Structure. The authorized capital stock of IRT consists of 150,000,000 shares of IRT Common Stock, of which 34,197,736 shares were outstanding as of September 30, 2002, and 10,000,000 shares of preferred stock, $1.00 par value (the "IRT Preferred Stock"), none of which are outstanding. All of the outstanding shares of IRT Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for (i) IRT Options to purchase an aggregate of 928,088 shares of IRT Common Stock granted pursuant to the IRT Plans, and outstanding as of the date hereof, and
(ii) the right of the limited partners of IRT Partners, L.P., a Georgia limited partnership ("IRT Partners"), to convert the limited partnership units ("IRT OPUs") of IRT Partners, upon the terms and subject to the satisfaction of certain conditions contained in the Limited Partnership Agreement of IRT Partners dated August 12, 1998 (the "IRT Partners Agreement"), into an aggregate of 816,000 shares of IRT Common Stock as of the date hereof, no arrangement, subscription, warrant, call, commitment, agreement, scrip, understanding, option, convertible security, stock appreciation (or depreciation) or other right (contingent or otherwise) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of any class or series of capital stock ("Equity Right") of IRT or any of its Subsidiaries is authorized or outstanding as of the date of this Agreement and there is not outstanding or in effect as of the date of this Agreement any commitment, agreement, plan, arrangement or understanding (whether oral or written) of IRT or any of its Subsidiaries to issue any such Equity Rights or to distribute to holders of any class or series of its capital stock any evidences of indebtedness or assets. Neither IRT nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than as required by REITs generally under the Code or as set forth on Schedule 3.1(b) of the IRT Disclosure Memorandum). As of the date of this Agreement, the authorized capital stock, the authorized LLC Interests, the authorized Partnership Interests and the authorized Other Investment Interests, as applicable, of each Subsidiary of IRT consist in their entirety of the shares, the LLC Interests, the Partnership Interests and the Other Investment Interests described on Schedule 3.1(a)(ii) of the IRT Disclosure Memorandum, all of which shares and interests are issued and outstanding and owned beneficially and of record by IRT or through wholly owned Subsidiaries of IRT. Schedule 3.1(b) of the IRT Disclosure Memorandum lists all Restrictive Agreements affecting shares of IRT Common Stock or the holders thereof known to IRT.

                  (c) Authority. IRT has all requisite power and authority to enter into this Agreement and, subject to the IRT Shareholder Approval (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of IRT and the consummation by IRT of the Merger and the other transactions contemplated hereby has been duly authorized by all necessary action on the part of IRT, subject to the IRT Shareholder Approval. This Agreement has been duly executed and delivered by IRT and constitutes the valid and binding obligation of IRT enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation by IRT of the Merger and the transactions contemplated by this Agreement will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material right, entitlement or benefit under, or the creation or imposition of any Lien on or against any assets or properties of the Company or any of its Subsidiaries (any such conflict, breach, violation, default, right of termination, cancellation, acceleration, loss, creation or imposition, hereafter a "Violation") of (i) any provision of the articles of incorporation, bylaws or analogous instruments of governance, operation or formation of IRT or any of its Subsidiaries presently in effect or, (ii) except as disclosed in
Section 3.1(c) of the IRT Disclosure Memorandum, any loan or credit agreement, note, mortgage, indenture, lease, IRT Plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, pronouncement, edict, statute, law, ordinance, rule or regulation applicable to IRT or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii) for any such Violation which would not reasonably be expected to have an IRT Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (each, a "Governmental Entity") is required by or with respect to IRT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by IRT or the consummation by IRT of the Merger or the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have an IRT Material Adverse Effect, except for (i) the filing with the Securities and Exchange Commission ("SEC") of the Form S-4 (as defined below) and the Joint Proxy Statement (as defined below) in definitive form relating to the IRT Shareholders' Meeting to vote upon the IRT Shareholder Approval, and such reports under the Exchange Act (as defined below) as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and the obtaining from the SEC of such effectiveness and other orders as may be required in respect of the Form S-4, (ii) the filing of the Articles of Merger and such other appropriate documents with the SDAT and the Georgia Secretary of State and other relevant authorities of jurisdictions in which IRT is qualified to transact business, and (iii) compliance with and filings required by the rules and regulations of the New York Stock Exchange. The Board of Directors of IRT (the "IRT Board") has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and, subject to Sections 4.1(f)(iii) and 5.1(c)(ii) below, has resolved unanimously to recommend that holders of IRT Common Stock approve, adopt and vote in favor of the IRT Shareholder Approval.

                  (d) IRT SEC Documents. IRT has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by IRT and each of its Subsidiaries with the SEC since January 1, 2000 (as such documents have been amended to date, the "IRT SEC Documents") which are all the documents (other than preliminary material) that IRT was required to file with the SEC since such date. As of their respective dates, the IRT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as the case may be, and the rules and regulations thereunder, and none of the IRT SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the IRT SEC Documents not constituting Securities Act Registration Statements in light of the circumstances under which they were made), not misleading. The consolidated financial statements of IRT included in the IRT SEC Documents comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of the unaudited or interim statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of IRT and its Subsidiaries as at the dates thereof and the consolidated results of their operations, shareholders' equity and cash flows for the periods then ended. Except as set forth on Schedule 3.1(d) of the IRT Disclosure Memorandum, since December 31, 2001, neither IRT nor any of its

Subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and the transactions contemplated thereby, (iii) liabilities of a type that is the subject of any other representation of IRT, e.g., environmental or litigation matters, etc., and (iv) liabilities and obligations which would not reasonably be expected to, individually or in the aggregate, result in an IRT Material Adverse Effect. Neither IRT nor any of its Subsidiaries has directly or indirectly guaranteed any obligation or other liability of any third-party (other than any affiliate of IRT as described in the IRT SEC Documents).

                  (e) Information Supplied. None of the information supplied by IRT for inclusion or (to the extent permitted by applicable rules of the SEC) incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 is declared effective by the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading and (ii) the Joint Proxy Statement shall, at the date first mailed to holders of IRT Common Stock through and including the date of the IRT Shareholders' Meeting, contain any untrue statement of a material fact about IRT or omit to state any material fact about IRT required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to IRT or any of its affiliates or Subsidiaries occurs which is required to be described in any amendment of or supplement to the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described and such amendment or supplement promptly shall be filed with the SEC and, as required by applicable law (including applicable rules and regulations of the SEC and New York Stock Exchange), delivered to the holders of IRT Common Stock. The Joint Proxy Statement shall, on the date first mailed to holders of IRT Common Stock through and including the date of the IRT Shareholders' Meeting, comply as to form in all material respects with all applicable rules and regulations under the Securities Act and the Exchange Act. All applications, filing and documents that IRT or any of its Subsidiaries or any of their affiliates is responsible for filing with any Governmental Entity in connection with this Agreement or the transaction contemplated hereby shall comply as to form in all material respects with all applicable laws and regulations.

                  (f) Compliance with Applicable Laws. IRT and its Subsidiaries hold all consents, permits, licenses, franchises, variances, exemptions, registrations qualifications, dispensations concessions, orders, permissions, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the "IRT Permits"). IRT and its Subsidiaries are in compliance with the terms of the IRT Permits, except where the failure so to comply would not reasonably be expected to have an IRT Material Adverse Effect. Except as set forth on Schedule 3.1(f) of the IRT Disclosure Memorandum, the respective businesses of IRT and its Subsidiaries are not being conducted in violation of any statute, judgment, writ, order, decree, edict, pronouncement, law, ordinance or regulation of any Governmental Entity, except for violations which do not, and would not reasonably be expected to have an IRT Material Adverse Effect. No investigation or review by any Governmental Entity with respect to IRT or any of its Subsidiaries is pending or, to the knowledge of IRT, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

                  (g) Litigation. Except as set forth on Schedule 3.1(g) of the IRT Disclosure Memorandum, there is no investigation, suit, action, arbitration, complaint or proceeding (each, a "Proceeding") pending or, to the knowledge of IRT, threatened against or affecting IRT or any of its Subsidiaries or their respective assets, which, if determined adversely to IRT or any of the Subsidiaries would reasonably be expected to have an IRT Material Adverse Effect; nor is there any judgment, decree, writ, order, edict, pronouncement, injunction, rule or order of any Governmental Entity or arbitral authority outstanding against IRT or any of its Subsidiaries having, or which would reasonably be expected to have an IRT Material Adverse Effect.

                  (h)      Taxes.

                           (i)      IRT and each of its Subsidiaries has timely
filed all material tax returns required to be filed by it and has paid (or IRT has paid on its behalf) all taxes required to be paid as shown on such returns. The most recent financial statements contained in the IRT SEC Documents reflect an adequate reserve for all taxes payable by IRT and its Subsidiaries accrued through the date of such financial statements. Since January 1, 1997, neither IRT nor any of its Subsidiaries has incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code. No event has occurred and no condition exists which presents a risk that any material tax liability described in the preceding sentence could be imposed upon IRT and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any taxing jurisdiction against IRT or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of IRT or any of its Subsidiaries have been or are currently being audited by any taxing jurisdiction. There are no tax Liens on any asset of IRT or any of its Subsidiaries other than Liens for current taxes not past due and payable. None of IRT's federal income tax returns has been the subject of an audit by the IRS.

                           (ii)     IRT (A) for all taxable years commencing
with 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (B) has operated since December 31, 2001 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for each taxable year ending before or on the later of December 31, 2002 and the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to IRT's knowledge, no such challenge is pending or threatened. Each Subsidiary of IRT which is a partnership, joint venture or limited liability company either
(1)(x) has been treated since the later of its formation and the acquisition by IRT of a direct or indirect interest therein and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (y) has not since the later of its formation and the acquisition by IRT of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause IRT to violate Section 856(c)(4) of the Code or (2)(x) met the conditions set forth in clause (1)(x) and (1)(y) as of December 31, 2001 and (y) as of December 31, 2002, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. Each Subsidiary of IRT which is a corporation (aa) has been since its formation (or, if later, since its acquisition by IRT) a qualified REIT subsidiary under Section 856(i) of the Code or (bb) as of December 31, 2002, will qualify as a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.1(h) hereto, neither IRT nor any Subsidiary of IRT holds any asset (xx) the disposition of which would be subject to rules similar to
Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. ss.1.337(d)-5T or (yy) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                           (iii)    To the knowledge of IRT, as of the date
hereof, IRT is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

                           (iv)     IRT and its Subsidiaries have complied in
all material respects with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Section 1441 or 1442 of the Code or similar provisions under foreign law.

                           (v)      Neither IRT nor any of its Subsidiaries is
a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing a consolidated federal income tax return (on a consolidated, combined, unitary or other similar state, local or foreign tax return) or has any tax liability of any Person under Treasury Regulation
Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

                           (vi)     During the five-year period ending on the
date hereof, IRT has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                           (vii)    IRT does not have and has not had a
permanent establishment in any foreign country as defined in any applicable income tax treaty or convention between the United States and such foreign country.

                           (viii)   IRT has not taken or agreed to take any
action, and does not have any knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                           (ix)     For purposes of this Agreement, the term
"tax" (including, with correlative meaning, the terms "taxes" and "taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, windfall profits, ad valorem, stamp, severance, occupation, premium, customs duties, commercial rent, capital stock, paid-up capital, value added, unemployment, disability, alternative or add-on minimum, single business, social security, registration, estimated, environmental, employment, use, real or personal property, withholding, excise and other taxes, imposts, duties or assessments of any kind and nature whatsoever, together with all interest, penalties, charges and additions to taxes imposed with respect to such amounts.

                  (i)      Properties.

                           (i)      Schedule 3.1(i) of the IRT Disclosure
Memorandum contains a true and complete list of all of the real properties in which IRT has an interest (the "IRT

Properties"). Except as set forth on Schedule 3.1(i) of the IRT Disclosure Memorandum, either IRT or one of its Subsidiaries owns fee simple title to each of the IRT Properties, except where the failure to own such title would not have an IRT Material Adverse Effect.

                           (ii)     The IRT Properties are not subject to any
Liens or Property Restrictions. For the purposes of this Agreement, "Property Restrictions" shall mean any rights of way, agreements, laws, ordinances and regulations affecting building use, occupancy or access, or reservations of an interest in title, except for Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties or the IRT Properties, as applicable, subject thereto or affected thereby, and do not otherwise have a Company Material Adverse Effect or IRT Material Adverse Effect, as applicable.

                           (iii)    Valid policies of title insurance (or fully
paid and enforceable commitments therefor) have been issued insuring IRT's or its applicable Subsidiary's fee simple title or leasehold estate, as the case may be, to the IRT Properties in amounts which are approximately equal to the purchase price thereof paid by IRT or the applicable Subsidiary of IRT therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an IRT Material Adverse Effect.

                           (iv)     IRT has:

                                    (A)      not failed to obtain a
         certificate, permit or license from any Governmental Entity having jurisdiction over any of the IRT Properties where such failure would reasonably be expected to have an IRT Material Adverse Effect and no knowledge of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an IRT Material Adverse Effect,

                                    (B)      not received any written notice of
         any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the IRT Properties issued by any Governmental Entity which would reasonably be expected to have an IRT Material Adverse Effect, and

                                    (C)      no knowledge of (1) any structural
         defects relating to any of the IRT Properties, (2) any IRT Properties the building systems of which are not in working order, (3) physical damage to any IRT Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a commercially reasonable deduction or retention limit) or zoning or building code violations, except such structural defects, building systems not in working order, physical damage and violations, which, singly or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

                           (v)      Except as set forth in Schedule 3.1(i) of
the IRT Disclosure Memorandum, neither IRT nor any of the Subsidiaries of IRT has received any written or published notice to the effect that (A) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the IRT Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the IRT Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, singly or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

                           (vi)     All properties under development or
construction by IRT or its Subsidiaries as of the date hereof (the "IRT Development Properties") and all properties proposed for acquisition, development or commencement of construction prior to the Effective Time by IRT and its Subsidiaries as of the date hereof (the "IRT Future Development Properties") are listed in Schedule 3.1(i) of the IRT Disclosure Memorandum. All material executory agreements entered into by IRT or any of its Subsidiaries relating to the development or construction of the IRT Development Properties or the IRT Future Development Properties are listed in Schedule 3.1(i) of the IRT Disclosure Memorandum.

                           (vii)    Schedule 3.1(i) of the IRT Disclosure
Memorandum contains a list of all scheduled capital expenditures in excess of $100,000 for required or planned improvements, repairs or replacements as of the date hereof with respect to any IRT Property.

                           (viii)   Prior to the date hereof, IRT has
contributed IRT Properties with an aggregate value in excess of the amount required by Section 16.3 of the Contribution Agreement dated June 26, 1998 between IRT, IRT Partners, and MIBEF Corporate Services, Inc. on behalf of Tarmarac Trust, Trust No. 101, Riverside Trust, Trust No. 102 and Charlotte Square Trust, Trust No. 103.

                  (j) Benefit Plans. (i) Schedule 3.1(j) of the IRT Disclosure Memorandum contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by IRT or its Subsidiaries or by any trade or business, whether or not incorporated, that together with IRT would be deemed a "single employer" within the meaning of Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or former employee of IRT or its Subsidiaries, whether formal or informal and whether legally binding or not (the "IRT Plans"). Schedule 3.1(j) of the IRT Disclosure Memorandum identifies each of the IRT Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA.

                           (ii)     Except as set forth on Schedule 3.1(j) of
the IRT Disclosure Memorandum or as would not reasonably expected to have an IRT Material Adverse Effect, (A) IRT is in compliance with the terms of all IRT Plans, including any such plan that is an "employee benefit plan" as defined in
Section 3(3) of ERISA, and such IRT Plans are in compliance with all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities (including unfunded pension or healthcare liabilities) or obligations with respect to any such IRT Plan, whether accrued, contingent or otherwise (other than obligations by IRT and its Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of IRT are any such liabilities or obligations expected to be incurred.

                           (iii)    Without limiting the foregoing, each IRT
Plan which is intended to be tax-qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited, and no circumstances have occurred that would adversely affect the tax-qualified status of any such plan and each such IRT Plan has been administered in accordance with its terms and the requirements of the Code and the regulations and rules of the IRS and the U.S. Department of Labor except as would not have an IRT Material Adverse Effect. No IRT Plan is or has ever been subject to Part III of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code. None of IRT or any of its Subsidiary or any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the
Code) with respect to any IRT Plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would have an IRT Material Adverse Effect.

                  (k)      No Payments to Employees, Officers or Directors.
Schedule 3.1(k) of the IRT Disclosure Memorandum contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments will or may become payable to each employee, officer or director of IRT or any Subsidiary of IRT as a result of the Merger or a termination of service subsequent to the consummation of the Merger and the respective amounts of such payments. Except as provided in the agreements listed on Schedule 3.1(k) of the IRT Disclosure Memorandum, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of IRT or any Subsidiary of IRT. Except for the agreements listed on Schedule 3.1(k) of the IRT Disclosure Memorandum, there is no agreement or arrangement with any employee, officer or other service provider under which IRT or any Subsidiary of IRT has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by IRT, directly or indirectly, to or for the benefit of any IRT director or executive officer.

                  (l) Absence of Certain Changes or Events. Except as disclosed in the IRT SEC Documents or set forth on Schedule 3.1(l) of the IRT Disclosure Memorandum, since December 31, 2001, IRT and its Subsidiaries have conducted their respective businesses in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (i) any circumstance, event, occurrence, change or effect in regard to IRT that has had an IRT Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect in regards to IRT that with the passage of time would reasonably be expected to result in an IRT Material Adverse Effect, (ii) except for regular quarterly distributions not in excess of $0.235 per share of IRT Common

Stock (subject to the payment of any IRT Final Dividend, if any, or the payment of any dividends pursuant to Section 5.13) with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to IRT Common Stock, (iii) any split, combination or reclassification of IRT Common Stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have an IRT Material Adverse Effect or (v) any change made prior to the date of this Agreement in accounting methods (whether for financial accounting or tax purposes), principles or practices by IRT or any of its Subsidiaries materially affecting its assets, liabilities or business, except as required by a change in GAAP.

                  (m) Opinion of Financial Advisor. The IRT Board has received the opinion of Raymond James & Associates, Inc. dated the date hereof, a true and correct copy of which will be delivered (but not addressed) to the Company solely for informational purposes after receipt thereof by IRT, to the effect that as of such date the financial terms of the Merger are fair to IRT, from a financial point of view.

                  (n) Brokers; Schedule of Fees and Expense. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which are described in the engagement letter dated March 8, 2001, between Raymond James & Associates, Inc. and IRT, a true, correct and complete copy of which has previously been given to the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of IRT or any of its Subsidiaries.

                  (o) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of IRT Common Stock is necessary to adopt this Agreement, the Merger and the transactions contemplated hereby and thereby.

                  (p)      Environmental Matters.

                           (i)      "Environmental Law" mean all codes, laws
(including, without limitation, common law), ordinances, regulations, reporting or licensing requirements, rules, or statutes relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C.ss.ss.9601 et seq. ("CERCLA"); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C.ss.ss.6901 et seq., ("RCRA"); (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C.ss.ss.11001 et seq.); (iv) the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.); (v) the Clean Water Act (33 U.S.C.ss.ss.1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C.ss.ss.2601 et seq.);
(vii) the Hazardous Materials Transportation Act (49 U.S.C.ss.ss.5101 et seq.);
(viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.ss.ss.136 et seq.); (ix) the Safe Drinking Water Act (41 U.S.C.ss.ss.300f et seq.); (x) any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this subparagraph, (xi) any amendments to the statutes, laws or ordinances listed in parts (i) - (x) of this subparagraph, (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i) - (xi) of this subparagraph; and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like in effect now or in the future relating to environmental matters. "Hazardous Materials" means any chemical, substance, waste, material, pollutant, contaminant, equipment or fixture defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, asbestos, and polychlorinated biphenyls.

                           (ii)     Except as set forth on Schedule 3.1(p) of
the IRT Disclosure Memorandum,

                                    (A)      none of IRT, any of its
Subsidiaries and, to the knowledge of IRT, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of IRT Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at IRT Properties) would, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect;

                                    (B)      there have been no releases of
Hazardous Materials at, on, under or from (1) IRT Properties, or (2) any real property formerly owned, operated or leased by IRT or IRT Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect after giving effect to the receipt by IRT of proceeds from any existing insurance policy;

                                    (C)      (1) IRT and its Subsidiaries have
complied with all Environmental Laws, and (2) neither IRT nor any of its Subsidiaries has any liability under the Environmental Laws, except in each of cases (1) and (2) to the extent a failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect; and

                                    (D)      IRT and its Subsidiaries have been
duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, "Environmental Permits") except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have an IRT Material Adverse Effect. IRT and IRT Subsidiaries have timely filed applications for all Environmental Permits.

                  (q)      Material Contracts; Defaults.

                           (i)      Schedule 3.1(q) of the IRT Disclosure
Memorandum sets forth all "Material Contracts" of IRT as of the date hereof as required to be disclosed or to be filed with the SEC as an exhibit to its Annual Report on Form 10-K in accordance with Item 601(b)(10) of Regulation S-X, as amended, as promulgated by the SEC.

                           (ii)     Except as set forth on Schedule 3.1(q) of
the IRT Disclosure Memorandum, neither IRT nor any Subsidiary of IRT has received a written notice that IRT or any of its Subsidiaries is in violation of or in default under (nor to the knowledge of IRT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract, to which it is a party or by which it or any of its properties or assets is bound, nor to the knowledge of IRT does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an IRT Material Adverse Effect.

                  (r) Investment Company Act. IRT is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company, a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules and regulations of the SEC thereunder.

                  (s) State Takeover Laws. IRT has taken all necessary action to exempt the transactions contemplated by this Agreement from the operation of any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws (collectively, "Takeover Laws") provided under the GBCC or its articles of incorporation.

                  (t) Shareholder Rights Agreement. Prior to the date hereof, the IRT Rights Agreement has been amended to provide that neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement will cause the Rights issued pursuant to the terms of the IRT Rights Agreement to be exercisable under the IRT Rights Agreement.

         SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to IRT as follows:

                  (a) Organization, Standing and Power. (i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so to qualify would not have a Company Material Adverse Effect. For the purposes of this Agreement, "Company Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has or would have a material adverse impact on (A) the financial position, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) the ability of the Company to perform its obligations under this Agreement and to consummate the Merger or the other transactions contemplated by this Agreement; PROVIDED THAT a Company Material Adverse Effect shall not be deemed to include the effect of (a) changes in laws of general applicability or interpretations thereof by courts or other governmental authorities, (b) changes in generally accepted accounting principles or accounting principles generally applicable to REITs, or any standard or customary calculation of funds from operations specified by NAREIT, or (c) general economic conditions or other conditions generally affecting the REIT industry, which in the case of (a) - (c) do not have a materially more adverse effect on the Company than that of similarly situated companies.

                           (ii)     Except for shares of common stock of, or
LLC Interests or Partnership Interests in, the Company's Subsidiaries, and except as set forth on Schedule

3.2(a)(ii) of the disclosure memorandum, dated as of the date hereof, delivered by the Company to IRT prior to the execution of this Agreement setting forth certain matters referred to in this Agreement (the "Company Disclosure Memorandum"), the Company does not own as of the date of this Agreement of record or beneficially, directly or indirectly, (A) any shares of outstanding capital stock, LLC Interests, Partnership Interests or other securities convertible into or exchangeable or exercisable for any capital stock or LLC Interests or Partnership Interest of any other person or entity or (B) any Other Investment Interests. Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to transact business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be in good standing or so qualified would not have a Company Material Adverse Effect.

                           (iii)    All of the outstanding shares of capital
stock, all LLC Interests and all Partnership Interests of each Subsidiary of the Company, as applicable, held by the Company or a Subsidiary of the Company have been duly authorized, are validly issued, and in the case of shares of capital stock, fully paid and nonassessable and, except as set forth on
Schedule 3.2(a)(iii) of the Company Disclosure Memorandum, are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all Liens, and there are no Restrictive Agreements affecting any such shares, LLC Interests, Partnership Interests or Other Investment Interests.

                  (b) Capital Structure. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 34,468,609 shares were outstanding as of September 30, 2002, and (ii) 10,000,000 shares of preferred stock, $0.01 par value ("Company Preferred Stock"), none of which are outstanding. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except for (i) options to purchase an aggregate of 956,750 shares of Company Common Stock granted pursuant to the Company's 1995 Stock Option Plan and 2000 Executive Incentive Compensation Plan, as amended, and outstanding as the date hereof and (ii) the right of the limited partners of the Company's Subsidiary, The Shoppes of North Port, Ltd., a Florida limited partnership ("North Port"), to convert their limited partnership interests ("Company OPUs") in North Port, upon the terms and conditions contained in the Limited Partnership Agreement of The Shoppes of North Port, Ltd, dated December 5, 2000 (the "North Port Agreement"), into an aggregate of 261,850 shares of Company Common Stock as of the date hereof, no Equity Right of the Company or any of its Subsidiaries is authorized or outstanding as of the date of this Agreement and, other than pursuant to this Agreement or in connection with the Private Placement, there is not outstanding or in effect as of the date of this Agreement any commitment, agreement, plan, arrangement or understanding (whether oral or written) of the Company or any of its Subsidiaries to issue any such Equity Rights or to distribute to holders of any class or series of its capital stock any evidences of indebtedness or assets. Except as set forth on Schedule 3.2(b) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof (other than pursuant to Section 5.13 and as required by REITs generally under the Code).

                  (c) Authority. The Company has all requisite power and authority to enter into this Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary action on the part of the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby has been duly authorized by all necessary action on the part of the Company, subject to the Company Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation by the Company of the Merger and the transactions contemplated by this Agreement will not, conflict with, breach or result in any Violation of (i) any provision of the articles of incorporation, bylaws or analogous instruments of governance, operation or formation of the Company or any of its Subsidiaries presently in effect, or (ii) except as disclosed in
Section 3.1(c) of the Company Disclosure Memorandum, any loan or credit agreement, note, mortgage, indenture, lease, Company Plan (as defined below) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, writ, order, decree, pronouncement, edict, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except in the case of this clause (ii) for any such Violation which would not reasonably be expected to have a Company Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger or the transactions contemplated hereby, the failure to obtain which would reasonably be expected to have a Company Material Adverse Effect, except for (i) the filing with the SEC of the Form S-4 and the Joint Proxy Statement in definitive form relating to the Company Stockholders' Meeting to vote upon the Company Stockholder Approvals and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, and the obtaining from the SEC of such effectiveness and other orders as may be required in respect of the Form S-4, (ii) the filing of the Articles of Merger and such other appropriate documents with the SDAT and the Georgia Secretary of State and relevant authorities of other jurisdictions in which the Company is qualified to transact business, and (iii) compliance with and filings required by the rules and regulations of the New York Stock Exchange. The Board of Directors of the Company (the "Company Board") has unanimously approved this Agreement, the Merger and all of the transactions contemplated hereby and thereby and has resolved unanimously to recommend that holders of the Company Common Stock approve, adopt and vote in favor of the Company Stockholder Approvals.

                  (d) Company SEC Documents. The Company has made available to IRT a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company and each of its Subsidiaries with the SEC since January 1, 2000 (as such documents have been amended to date, the "Company SEC Documents") which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in form in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Trust Indenture Act, as the case may be, and the rules and regulations thereunder, and none of the Company SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (in the case of Company SEC Documents not constituting Securities Act Registration Statements, in light of the circumstances under which they were made), not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto or, in the case of unaudited or interim statements, as permitted by Form 10-Q under the Exchange Act) and fairly present (subject, in the case of the unaudited or interim statements, to normal and recurring audit adjustments) the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended. Except as set forth on Schedule 3.2(d) of the Company Disclosure Memorandum, since December 31, 2001, neither the Company nor any of its Subsidiaries has incurred any liabilities except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with or as a result of the Merger and the transactions contemplated thereby, (iii) liabilities of a type that is the subject of any other representation of the Company, e.g., environmental or litigation matters, etc., and (iv) liabilities and obligations which would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has directly or indirectly guaranteed any obligation or other liability of any third-party (other than any affiliate of the Company as described in the Company SEC Documents).

                  (e) Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or (to the extent permitted by applicable Rules of the SEC) incorporation by reference in
(i) the Form S-4 shall, at the time the Form S-4 is declared effective by the SEC under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and (ii) the Joint Proxy Statement shall, at the date first mailed to holders of the Company Common Stock through and including the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact about the Company or omit to state any material fact about the Company required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 shall, at the time it is declared effective by order of the SEC through and including the Effective Time, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations of the SEC thereunder. If at any time prior to the Effective Time any event with respect to the Company or any of its affiliates or Subsidiaries occurs which is required to be described in any amendment of or supplement to the Form S-4 or the Joint Proxy Statement, such event promptly shall be so described and such amendment or supplement promptly shall be filed with the SEC and, as required by applicable law (including applicable rules and regulations of the SEC and the New York Stock Exchange), delivered to the holders of Company Common Stock. The Joint Proxy Statement shall, on the date first mailed to holders of Company Common Stock in connection with the Company Stockholders' Meeting through and including the date of the Company Stockholders' Meeting, comply as to form in all material respects with all applicable rules and regulations under the Securities Act and the Exchange Act. All applications, filing and documents that the Company or any of its Subsidiaries is responsible for filing with any Governmental Entity in connection with this Agreement or the transaction contemplated hereby shall comply as to form in all material respects with all applicable laws and regulations.

                  (f) Compliance with Applicable Laws. The Company and its Subsidiaries hold all consents, permits, licenses, franchises, variances, exemptions, registrations qualifications, dispensations concessions, orders, permissions, authorizations and approvals of all Governmental Entities which are material to the operation of their respective businesses (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not reasonably be expected to have a Company Material Adverse Effect. The respective businesses of the Company and its Subsidiaries are not being conducted in violation of any statute, judgment, writ, order, decree, edict, pronouncement, law, ordinance or regulation of any Governmental Entity, except for violations which do not, and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same.

                  (g) Litigation. Except as set forth on Schedule 3.2(g) of the Company Disclosure Memorandum, there is no Proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or their respective assets, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Company Material Adverse Effect; nor is there any judgment, decree, writ, order, edict, pronouncement, injunction, rule or order of any Governmental Entity or arbitral authority outstanding against the Company or any of its Subsidiaries having, or which would reasonably be expected to have, a Company Material Adverse Effect.

                  (h)      Taxes.

                           (i)      The Company and each of its Subsidiaries
has timely filed all material tax returns required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid as shown on such returns. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. Since January 1, 1997, neither the Company nor any of its Subsidiaries has incurred any liability for taxes under Sections 857(b), 860(c) or 4981 of the Code. No event has occurred and no condition exists which presents a risk that any material tax liability described in the preceding sentence could be imposed upon the Company and its Subsidiaries. No material deficiencies for any taxes have been proposed, asserted or assessed by any taxing jurisdiction against the Company or any of its Subsidiaries. No requests for waivers of the time to assess taxes are pending and no tax returns of the Company or any of its Subsidiaries have been or are currently being audited by any taxing jurisdiction. There are no tax Liens on any asset of the Company or any of its Subsidiaries other than Liens for current taxes not past due and payable. None of the Company's federal income tax returns has been the subject of an audit by the IRS.

                           (ii)     The Company (A) for all taxable years
commencing with 1997, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (B) has operated since December 31, 2001 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for each taxable year ending before or on the later of December 31, 2002 and the Closing Date, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Company's knowledge, no such challenge is pending or threatened. Each Subsidiary of the Company which is a partnership, joint venture or limited liability company either (1)(x) has been treated since the later of its formation and the acquisition by the Company of a direct or indirect interest therein and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (y) has not since the later of its formation and the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code or (2)(x) met the conditions set forth in clause (1)(x) and (1)(y) as of December 31, 2001 and (y) as of December 31, 2002, will be treated for federal income tax purposes as a corporation and will qualify as a taxable REIT Subsidiary under Section 856(l) of the Code. Each Subsidiary of the Company which is a corporation (aa) has been since its formation (or, if later, since its acquisition by the Company) a qualified REIT subsidiary under
Section 856(i) of the Code or (bb) as of December 31, 2002 will qualify as a taxable REIT subsidiary under Section 856(l)of the Code. Except as set forth in
Schedule 3.2(h) hereto, neither the Company nor any Subsidiary of the Company holds any asset (xx) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. ss.1.337(d)-5T or (yy) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

                           (iii)    To the knowledge of the Company, as of the
date hereof, the Company is a "domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

                           (iv)     The Company and its Subsidiaries have
complied in all material respects with all applicable laws, rules and regulations relating to the withholding of taxes and the payment thereof to appropriate authorities, including taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Section 1441 or 1442 of the Code or similar provisions under foreign law.

                           (v)      Neither the Company nor any of its
Subsidiaries is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing a consolidated federal income tax return (on a consolidated, combined, unitary or other similar state, local or foreign tax return) or has any tax liability of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.

                           (vi)     During the five-year period ending on the
date hereof, the Company has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                           (vii)    The Company does not have and has not had a
permanent establishment in any foreign country as defined in any applicable income tax treaty or convention between the United States and such foreign country.

                           (viii)   The Company has not taken or agreed to take
any action, and does not have any knowledge of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (i)      Properties.

                           (i)      Schedule 3.2(i) of the Company Disclosure
Memorandum contains a true and complete list of all of the real properties in which the Company has an interest (the "Company Properties"). Except as set forth on Schedule 3.2(i) of the Company Disclosure Memorandum, either the Company or one of its Subsidiaries owns fee simple title to each of the Company Properties, except where the failure to own such title would not have a Company Material Adverse Effect.

                           (ii)     Other than as set forth on Schedule 3.2(i)
of the Company Disclosure Memorandum, the Company Properties are not subject to any Liens or Property Restrictions.

                           (iii) Valid policies of title insurance (or fully
paid and enforceable commitments therefor) have been issued insuring the Company's or its applicable Subsidiary's fee simple title or leasehold estate, as the case may be, to the Company Properties in amounts which are approximately equal to the purchase price thereof paid by the Company or the applicable Subsidiary of the Company therefor, except where the failure to obtain such title insurance would not reasonably be expected to have a Company Material Adverse Effect.

                           (iv)     The Company has:

                                    (A)      not failed to obtain a certificate,
         permit or license from any Governmental Entity having jurisdiction over any of the Company Properties where such failure would reasonably be expected to have a Company Material Adverse Effect and no knowledge of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have a Company Material Adverse Effect,

                                    (B)      not received any written notice of
         any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the Company Properties issued by any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect, and

                                    (C)      no knowledge of (1) any structural
         defects relating to the Company Properties, (2) Company Properties the building systems of which are not in working order, (3) physical damage to any Company Property for which there is not insurance in effect covering the cost of the restoration and the lost revenue (subject to a commercially reasonable deduction or retention limit) or zoning or building code violations, except such structural defects, building systems not in working order, physical damage and violations, which, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                           (v)      Neither the Company nor any of the
Subsidiaries of the Company has received any written or published notice to the effect that (A) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Company Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                           (vi)     All properties under development or
construction by the Company or its Subsidiaries as of the date hereof (the "Company Development Properties") and all properties proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and its Subsidiaries as of the date hereof (the "Company Future Development Properties") are listed in Schedule 3.2(i) of the Company Disclosure Memorandum. All material executory agreements entered into by the Company or any of its Subsidiaries relating to the development or construction of the Company Development Properties or the Company Future Development Properties are listed in Schedule 3.2(i) of the Company Disclosure Memorandum.

                           (vii)    As of the date hereof, the Company has no
capital expenditures in excess of $100,000 for required or planned improvements, repairs or replacements with respect to any Company Property other than with respect to Company Development Properties and Company Future Development Properties.

                  (j) No Payments to Employees, Officers or Directors. There are no arrangements, agreements or plans pursuant to which cash and non-cash payments that will or may become payable to any employee, officer or director of the Company or any Subsidiary of the Company as a result of the Merger or a termination of service subsequent to the consummation of the Merger and the respective amounts of such payments. Since July 29, 2002, no extension of credit in the nature of a personal loan has been made by the Company, directly or indirectly, to or for the benefit of any Company director or executive officer.

                  (k) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or set forth on Schedule 3.2(k) of the Company Disclosure Memorandum, since December 31, 2001, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (i) any circumstance, event, occurrence, change or effect in regard to the Company that has had a Company Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect in regards to the Company that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (ii) any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Company Material Adverse Effect or (iii) any change made prior to the date of this Agreement in accounting methods (whether for financial accounting or tax purposes), principles or practices by the Company or any of its Subsidiaries materially affecting its assets, liabilities or business, except as required by a change in GAAP.

                  (l) Opinion of Financial Advisor. The Company Board has received the opinion of CIBC World Markets Corp. dated the date of this Agreement, a true and complete copy of which will be delivered (but not addressed) to IRT solely for informational purposes after receipt thereof by the Company, to the effect that as of such date the consideration to be paid by the Company to the holders of the IRT Common Stock in the Merger is fair from a financial point of view to the Company.

                  (m) Brokers; Schedule of Fees and Expense. No broker, investment banker, financial advisor or other Person, other than CIBC Word Markets Corp., the fees and expenses of which are described in the engagement letter dated October 1, 2001, between CIBC World Markets Corp. and the Company and Legg Mason Wood Walker Incorporated, the fees and expenses of which are described in the engagement letter dated October 24, 2002 between Legg Mason Wood Walker Incorporated and the special committee of the Company Board formed for the purpose of considering the terms and conditions of the Private Placement, true, correct and complete copies of which have previously been given to IRT, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

                  (n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the transactions contemplated hereby and thereby (other than the Private Placement). Under
Section 312.07 of the New York Stock Exchange Listed Company Manual, an affirmative vote of the holders of a majority of the votes cast at the Company Stockholders' Meeting with respect to the issuance of the Company Common Stock in the Private Placement is required for the approval of those shares for listing on the New York Stock Exchange, provided that the total votes cast represents over 50% in interest of all securities entitled to vote on the Private Placement.

                  (o)      Material Contracts; Defaults.

                           (i)      Schedule 3.2(o) of the Company Disclosure
Memorandum sets forth all "Material Contracts" of the Company as of the date hereof as required to be disclosed or to be filed with the SEC as an exhibit to its Annual Report on Form 10-K in accordance with Item 601(b)(10) of Regulation S-X, as amended, as promulgated by the SEC.

                           (ii)     Except as set forth on Schedule 3.2(o) of
the Company Disclosure Memorandum, neither the Company nor any Subsidiary of the Company has received a written notice that the Company or any of its Subsidiaries is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract, to which it is a party or by which it or any of its properties or assets is bound, nor to the knowledge of the Company does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  (p) Investment Company Act. The Company is not (and immediately after consummation of the Merger and the other transactions contemplated by this Agreement shall not be) an investment company or a company controlled by an investment company within the meaning of, or otherwise subject to any provisions of, the Investment Company Act and the rules and regulations of the SEC thereunder.

                  (q) Benefit Plans. Except as set forth on Schedule 3.2(q) of the Company Disclosure Memorandum or as would not reasonably expected to have a Company Material Adverse Effect, (A) the company is in compliance with the terms of all Company Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, and such Company Plans are in compliance with all applicable requirements of law, including ERISA and the Code and, without limitation, the requirements of ERISA and all tax rules for which favorable tax treatment is intended, and (B) there are no liabilities (including unfunded pension or healthcare liabilities) or obligations with respect to any such Company Plan, whether accrued, contingent or otherwise (other than obligations by the Company and its Subsidiaries to make contributions, and for such plan to pay benefits and administrative costs, incurred in the ordinary course), nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. For purposes of this Section 3.2(q), "Company Plan" shall include any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of the Company or its Subsidiaries, whether formal or informal and whether legally binding or not.


                                   ARTICLE IV


                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1 COVENANTS OF THE COMPANY AND IRT. During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company and IRT each agrees as to itself and its respective Subsidiaries that (except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that the other party shall consent in writing):

                  (a) Ordinary Course. Each of the Company, IRT and their respective Subsidiaries shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Each of the Company, IRT and their respective Subsidiaries shall use its commercially reasonable efforts to preserve intact its present business organizations and assets, keep available the services of its present officers and employees and preserve satisfactory relationships with customers, suppliers, vendors and others having business dealings with it to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time.

                  (b) Dividends; Changes in Stock. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of its Subsidiaries (other than those Subsidiaries that are wholly owned) to, nor shall either such party or any of their respective Subsidiaries propose to, (i) except as provided in Sections 2.6 and 5.13, declare or pay any dividends (whether of cash, stock or other property) on or make any other distributions in respect of its capital stock, (ii) split, combine or reclassify, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, any shares of its capital stock, or (iii) redeem, repurchase or otherwise acquire for value, or permit any of its Subsidiaries to redeem, repurchase or otherwise acquire for value, any shares of its capital stock, except for (A) redemptions of Company Common Stock required under Article VII of its Articles of Amendment and Restatement in order to preserve the status of the Company as a REIT under the Code, (B) redemptions or conversions of the IRT OPUs under the IRT Partners Agreement, (C) redemptions or conversions of the Company OPUs, whether or not outstanding on the date of this Agreement, under the North Port Agreement, and (D) redemptions or conversions of the limited partnership units of the Company's Subsidiary, Walden Woods Village, Ltd., under the Agreement of Limited Partnership of Walden Woods Village, Ltd. dated as of December 30, 1998.

                  (c) Issuance of Securities. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of their respective Subsidiaries to, issue, deliver or sell any shares of any class or series of its capital stock, any voting debt securities or any securities convertible into, or exchangeable or exercisable for, any such shares of capital stock or voting debt securities, other than:

                           (i)      in the case of the Company, (A) shares of
Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock, issued pursuant to any Company Plan or dividend reinvestment or stock purchase plan presently in effect, (B) shares of Company Common Stock issued upon conversion or redemption of Company OPUs outstanding as of the date of this Agreement or issued upon conversion or redemption of additional Company OPUs or similar securities issued pursuant to the following clause (C) after the date hereof, (C) additional Company OPUs or similar securities, provided that such securities are convertible into, or redeemable for, Company Common Stock at a price per share of not less than $13.30, (D) shares of Company Common Stock issued in connection with any acquisition expressly permitted under Section 4.1(g) at a price per share of not less than $13.30, (E) shares of Company Common Stock issued in connection with the Private Placement at a price per share of not less than $13.30, (F) shares of Company Common Stock issued to non-affiliates of the Company at a price per share of not less than $13.30; and (G) shares of Company Common Stock issued to affiliates (as that term is defined in Rule 405 under the Securities Act) of the Company (other than issuances under Section 4.1(c)(i)(E)) at a price per share equal to the greater of (x) the then fair market value of the Company Common Stock (taking into account the then current market price and the terms and conditions of the transaction, e.g., illiquidity discounts or commissions payable) and (y) $13.30; or

                           (ii)     in the case of IRT, (A) up to 200,000 shares
of IRT Common Stock or securities convertible into, or exchangeable or exercisable for, 200,000 shares of IRT Common Stock pursuant to IRT Plans presently in effect, (B) shares of IRT Common Stock issued upon exercise of the IRT Options, and (C) shares of IRT Common Stock issued upon conversion or redemption of IRT OPUs outstanding as of the date of this Agreement.

                  (d) Incurrence of Indebtedness. Other than, in the case of the Company, in connection with the financing of the aggregate Cash Consideration, and, in the case of both the Company and IRT, ordinary course borrowings for working capital needs under existing lines of credit consistent with past practices or as otherwise set forth on Schedule 4.1(d) of the Company Disclosure Memorandum or IRT Disclosure Memorandum, as applicable, none of the Company, IRT or any of their respective Subsidiaries shall incur, assume or guarantee any additional indebtedness, nor secure any indebtedness by granting or suffering to permit any Liens on any of their respective assets; PROVIDED, HOWEVER, IRT and the Company may utilize its respective bank lines of credit, incur other indebtedness and enter into interest rate protection agreements consistent with its policies in connection with any asset acquisition or disposition expressly permitted under Section 4.1(g), PROVIDED that any Liens created thereby are secured solely by the assets so acquired.

                  (e) Governing Documents. None of the Company, IRT or any of their respective Subsidiaries, shall amend or restate or propose to amend or restate its articles of incorporation, bylaws or any analogous organizational or constituent instruments, except to the extent necessary to facilitate consummation of the Merger or as otherwise contemplated herein.

                  (f)      No Solicitation and Standstill.

                           (i)      On and after the date hereof and prior to
the Effective Time of the Merger, each of the Company and IRT agrees that, except as expressly permitted herein:

                                    (A)      neither it nor any of its
         Subsidiaries shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any announcement, proposal or offer (including, without limitation, any proposal or offer to its stockholders or shareholders) with respect to any direct or indirect
         (1) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (2) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 15% or more of its outstanding voting equity securities, or (3) sale, lease, exchange, mortgage, pledge, transfer or other disposition ("Transfer") of any of its assets in one or a series of related transactions that, if consummated, would result in the Transfer of more than 20% of its assets, other than the Merger and, in the case of the Company, the Private Placement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the IRT Rights Agreement);

                                    (B)      neither it nor any of its
         Subsidiaries will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of it (each, a "Representative") to engage in any of the activities described in Section 4.1(f)(i)(A);

                                    (C)      it will immediately cease and cause
         to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each of its Representatives of the obligations undertaken in this Section 4.1(f) and to cause each of its Representatives to comply with such obligations; and

                                    (D)      it will (1) notify the other party
         promptly (but in any event within 24 hours), orally and in writing, if it or any of its Representatives receives (x) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal, (y) any request for confidential or nonpublic information or data relating to, or for access to its properties, books or records by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, or (z) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to the other party copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (2) will keep the other party informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

                           (ii)     Notwithstanding Section 4.1(f)(i), neither
the Company nor IRT shall be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal thereto after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by the Company or IRT or any of its Representatives on or after the date hereof, if, and only to the extent that (i) a majority of the Company Board or the IRT Board, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to furnish such information or enter into discussions or negotiations could cause the members of the Company Board or the IRT Board to breach their fiduciary duties under applicable law, (ii) the Company or IRT, as applicable, complies with all of its obligations under this Agreement, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company or IRT, as applicable, provides written notice to the other party to the effect that it is furnishing information to, or entering into discussions with, such Person and (iv) the Company or IRT, as applicable, enters into a customary confidentiality agreement with such Person the material terms of which are typical for similar transactions.

                           (iii)    Notwithstanding anything to the contrary set
forth in Sections 4.1(f)(i) or (ii), in order to comply with its fiduciary duties under applicable law, nothing contained in this Section 4.1(f) shall prohibit the IRT Board from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger and recommending an Acquisition Proposal to its shareholders: (A) if, but only if, IRT: (1) complies fully with this Section 4.1(f) and (2) provides the Company with at least three business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (B) if, in the event that during such three business days the Company makes a counter proposal to such Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "Counter Proposal"), the IRT Board in good faith, taking into account the advice of its financial advisors, determines (A) that the Counter Proposal is not at least as favorable to IRT's shareholders as the Acquisition Proposal, from a financial point of view, and (B) the Counter Proposal is not at least as favorable generally to IRT's shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (C) IRT shall have terminated this Agreement in accordance with Section 7.1 and complied with Section 7.2.

                           (iv)     Any disclosure that the Company Board or the
IRT Board may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to its stockholders imposed by applicable law or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Section.

                           (v)      Nothing in this Section shall (i) permit
either party to terminate this Agreement (except as expressly provided in Article VII) or (ii) affect any other obligations of such party under this Agreement.

                           (vi)     Prior to the Closing, the Company agrees
that neither it nor its Representatives will in any manner, directly or indirectly, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any acquisition of more than 4.99% of the outstanding voting securities (or beneficial ownership thereof) of IRT or any of its Subsidiaries.

                  (g) Limitation on Acquisitions and Dispositions. Other than pending asset sales, acquisitions or financings as set forth in Schedule 4.1(g) of the IRT Disclosure Memorandum, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, neither IRT nor its Subsidiaries shall, without the prior written consent of the Company, not to be unreasonably withheld (taking into account the terms of the Merger and the impact of any proposed transaction on the transactions contemplated hereby), purchase or acquire or sell, lease, encumber or otherwise dispose of or agree to acquire or purchase or agree to sell, lease, encumber or otherwise dispose of, any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other Person, in any case where the consideration therefor is in excess of $25 million in the aggregate. Other than pending asset sales, acquisitions or financings as set forth in Schedule 4.2(g) of the Company Disclosure Memorandum, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement, neither the Company nor its Subsidiaries shall, without the prior written consent of IRT, not to be unreasonably withheld (taking into account the terms of the merger and the impact of any proposed transaction on the transactions contemplated hereby), purchase or acquire or sell, lease, encumber or otherwise dispose of or agree to acquire or purchase or agree to sell, lease, encumber or otherwise dispose of, any assets or properties, or otherwise make any proposal, enter into any negotiations or discussions, solicit or purchase any shares of capital stock or other equity and/or debt interests of any other Person, in any case where the consideration therefor is in excess of $100 million in the aggregate; PROVIDED, HOWEVER, that in the case of purchases and acquisitions of assets or properties by the Company, the aggregate consideration paid by the Company in excess of $50 million shall not exceed an amount equal to 200% of the aggregate net proceeds from sales of equity securities by the Company subsequent to the date hereof as permitted by Section 4.1(c) (except for issuances of securities under Section 4.1(c)(i)(E)).

                  (h) Other Actions. Neither the Company nor IRT shall, nor shall the Company or IRT permit any of its Subsidiaries to, take any action that would or reasonably would be likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited) or any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

                  (i) Advice of Changes; SEC Filings. Each of the Company and IRT shall confer on a regular basis with the other, report on operational matters and promptly advise the other orally, promptly confirmed in writing, of any change or event having, or which would reasonably be expected to have, a Company Material Adverse Effect or an IRT Material Adverse Effect. Each party promptly shall provide the other party with true and complete copies of all filings made by it with the SEC, all filings made by it with any other Governmental Entity outside the ordinary course of business and any Forms 13D and 13G or any amendments thereto received from third persons.

                  (j)      Certain Other Actions.

                           (i)      From time to time prior to the Closing Date,
each of the Company and IRT promptly shall supplement or amend the Schedules to this Agreement theretofore prepared by it with respect to any matter which, if existing as of the date hereof, would have been required to be set forth therein. It is hereby agreed, however, that no such supplement or amendment shall be deemed to or constitute a cure of any breach of any representation or warranty by the applicable party, unless all of the non-breaching parties expressly agree thereto in writing.

                           (ii)     The Company and IRT shall, and shall cause
each of their Subsidiaries to, duly and timely file all reports, federal, state and local tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by applicable law.

                           (iii)    The Company and IRT shall not and each of
the Company and IRT shall cause its Subsidiaries not to, make, change or rescind any express or deemed election relative to taxes, accounting methods, conventions or principles which relate to such party or its Subsidiaries that could materially increase such party's or any of its subsidiaries' tax liabilities (unless such election or rescission is required by law or is necessary (1) to preserve such party's status as a REIT, or (2) to qualify or preserve the status of any Subsidiary as a partnership or disregarded entity for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, in which event such party or the applicable Subsidiary shall not fail to make such election in a timely manner).

                           (iv)     The Company and IRT promptly shall notify
the other party of any Proceeding or audit pending against or with respect to such party or its Subsidiaries in respect of any federal, state or local taxes.

         SECTION 4.2 AFFILIATES. Prior to the Effective Time of the Merger, IRT shall cause to be prepared and delivered to the Company a list (reasonably satisfactory to counsel for the Company) identifying all Persons who, at the time of the Company Stockholders' Meeting and IRT Shareholders' Meeting, may be deemed to be "affiliates" of IRT as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). IRT shall use its commercially reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to the Company on or prior to the Effective Time a written agreement, in the form attached hereto as Exhibit A, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Company Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph
(d) of Rule 145 or as otherwise permitted by the Securities Act. The Company shall be entitled to place legends as specified in such written agreements on the certificates representing any Company Common Stock to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Company Common Stock issued to such Rule 145 Affiliates, consistent with the terms of such agreements. The Company shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of Company Common Stock received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.


                                    ARTICLE V


                              ADDITIONAL AGREEMENTS

         SECTION 5.1       Preparation of Form S-4 and the Joint Proxy
Statement.

                  (a) As promptly as practicable after execution of this Agreement, (i) each of the Company and IRT shall prepare and file with the SEC under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statements/prospectuses and information statements together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Company Stockholders' Meeting and the IRT Shareholders' Meeting and (ii) the Company shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses, in connection with the registration under the Securities Act of the Company Common Stock to be distributed to the holders of the IRT Common Stock in the Merger. The respective parties will cause the Joint Proxy Statement and the Form S-4, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of the Company and IRT shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. The Company shall use its commercially reasonable efforts, and IRT will cooperate with the Company, to file and have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Joint Proxy Statement with the SEC). Each of the Company and IRT agree promptly to inform the other and to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders, in each case as and to the extent required by applicable federal and state securities laws. Each of the Company and IRT agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of the Company and IRT will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will advise and deliver copies (if any) to IRT, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to IRT or the Company), and the Company shall promptly notify IRT of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and
(iv) the suspension of the qualification and registration of the Company Common Stock issuable in connection with the Merger.

                  (b) Each of the Company and IRT shall use its commercially reasonable efforts to timely mail the Joint Proxy Statement contained in the Form S-4 to its respective stockholders or shareholders. IRT also shall use its commercially reasonable efforts to cause Alston & Bird LLP or other counsel reasonably satisfactory to the Company to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in Sections 6.2(f) and 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. The Company shall use commercially reasonable efforts to cause Greenberg Traurig, P.A. or other counsel reasonably satisfactory to IRT to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in Sections 6.2(e) and 6.3(f) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

                  (c) (i) IRT will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of IRT), convene and hold a meeting of its shareholders (the "IRT Shareholders' Meeting") for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated by this Agreement. IRT shall, through its Board of Directors, recommend to its shareholders approval of the IRT Shareholder Approval and include such recommendation in the Joint Proxy Statement. Except pursuant to Section 4.1(f)(iii) or subsection (ii) below, the IRT Board shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to the Company, its approval of this Agreement or the Merger or its recommendation that the IRT shareholders vote in favor of the IRT Shareholder Approval.

                           (ii)     Notwithstanding the foregoing or anything
else in this Agreement to the contrary, the IRT Board may, on the Withdrawal Date, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify its approval of this Agreement or the Merger or its recommendation that the IRT shareholders vote in favor of the IRT Shareholder Approval if, either
(A) the 30-Day Average Trading Price is less than $12.06, or (B) the 3-Day Average Trading Price is less than $11.00. For the purpose of this subsection, the "30-Day Average Trading Price" shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the thirty (30) trading days ending on (and inclusive of) the fourth business day immediately preceding the scheduled date of the IRT Shareholders' Meeting (such fourth day, the "Withdrawal Date"). For the purpose of this subsection, the "3-Day Average Trading Price" shall mean the weighted average trading price per share of the Company Common Stock as quoted on the New York Stock Exchange for all transactions during the three (3) trading days ending on (and inclusive of) the Withdrawal Date.

                           (iii)    If the IRT Board shall take any action set
forth in subsection (ii) above, IRT shall provide written notice thereof to the Company not later than 9:00 a.m., Eastern time, on the next day. Following the receipt by the Company of such notice, the Company may terminate this Agreement pursuant to 7.1(h)(1) or otherwise request that IRT adjourn or postpone the IRT Shareholders' Meeting for up to an additional thirty (30) days in order to permit the Company to prepare, file and disseminate any amendments or supplements to the Joint Proxy Statement reflecting such withdrawal, modification, amendment or qualification, and IRT shall cooperate in the preparation, filing and dissemination of such material in accordance with
Section 5.1 hereof.

                  (d) The Company will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of the Company), convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of approving (i) this Agreement, the Merger and the transactions contemplated by this Agreement including but not limited to the authorization and issuance of the Company Common Stock pursuant to Section 2.1,
(ii) the authorization and issuance of up to 6,911,000 shares of Company Common Stock in a private placement (the "Private Placement") to occur immediately prior to the Effective Time and (iii) the election of the person appointed to serve as a director pursuant to Section 5.16 of this Agreement (collectively, the "Company Stockholder Approvals"). The Company shall, through its Board of Directors, recommend to its stockholders approval of the Company Stockholder Approvals and include such recommendation in the Joint Proxy Statement. The Company Board shall not withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to IRT, the approval of the Company Board of this Agreement, the Merger or the Private Placement or the recommendation of the Company Board to Company Stockholders that they vote in favor of the Company Stockholder Approvals.

                  (e) IRT and the Company shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c) and 5.1(d), shall be a day not later than 30 business days after the date the Joint Proxy Statement is mailed.

                  (f) If on the date for the IRT Shareholders' Meeting and the Company Stockholders' Meeting established pursuant to Section 5.1(e) of this Agreement, either IRT or the Company has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment or postponement of their respective shareholders and stockholders meetings until one or more dates not later than ten business days, or the earliest practicable date if notice of the adjourned meeting is required to be given under the Company's or IRT's charters or bylaws or under the MGCL or the GBCC, respectively, after the originally scheduled date of the meetings.

         SECTION 5.2 ACCESS TO INFORMATION. Upon reasonable notice, the Company and IRT each shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other agents and representatives of the other, access, during normal business hours during the period from the date hereof until the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, the Company and IRT each shall (and shall cause each of its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Trust Indenture Act and (b) all other information concerning its business, properties and personnel as such other party reasonably may request. The parties shall hold all such information in strict confidence pursuant to the confidentiality provisions of that certain letter agreement between the Company and IRT dated June 9, 2001 (the "Confidentiality Agreement"). In the event of termination of this Agreement for any reason, each party promptly shall return all such information obtained from any other party, and any copies made of (and destroy other extrapolations from or work product or analyses based in whole or in part
on) such documents, to such other party. The provisions of the Confidentiality Agreement currently in effect on the date hereof are hereby ratified and affirmed and will continue in full force and effect in accordance with their terms and survive any termination of this Agreement.

         SECTION 5.3 CONSENTS AND APPROVALS. Each of the Company and IRT shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information in connection with approvals of or filings with any Governmental Entity) and shall cooperate with and furnish information to each other in connection with any such requirements imposed upon it or any of its Subsidiaries in connection with the Merger. Each of the Company and IRT shall, and shall cause its Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with the other in obtaining) each consent, authorization, order or approval of, and each exemption by, each Governmental Entity and other person or entity, required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with this Agreement and the Merger or the taking of any action contemplated hereby or thereby where the failure to obtain such consent would reasonably be expected to result in a Company Material Adverse Effect or an IRT Material Adverse Effect, as applicable.

         SECTION 5.4 VALIDITY OF SHARES. All shares of Company Common Stock issued in the Merger, when so issued in accordance with Article II, shall be duly and validly authorized, fully paid and non-assessable.

         SECTION 5.5       EMPLOYEE BENEFIT PLANS AND EMPLOYMENT MATTERS.

                  (a) After the Effective Time, all employees of IRT who are employed by the Company shall be eligible to participate in the same manner as other similarly situated employees of the Company in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Company after the Effective Time or, if the Company determines it is not practicable for such employees to do so immediately after the Effective Time, then such employees shall continue to be eligible to participate in an employee benefit plan of IRT which is continued by the Company until such time as the Company determines it is practicable to include them in its employee benefit plans for similarly situated employees of the Company as contemplated above. With respect to each such employee benefit plan, service with IRT or any of its Subsidiaries (as applicable) and the predecessor of any of them (to the extent past service has been so recognized by IRT as of the Effective Time) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits, under such employee benefit plan. The Company shall, or shall cause its Subsidiaries to, (i) waive, to the extent permitted by the related plans, third-party providers and carriers, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of IRT who are employed by the Company under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of IRT who is employed by the Company with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                  (b) Subject to continuation as provided in clause (a) above, the "employee benefit plans," as defined in Section 3(3) of ERISA, of IRT shall be terminated and discontinued effective as of the Effective Time. In addition, the IRT Property Company 2000 Employee Stock Purchase Plan and the IRT Property Company Deferred Compensation Plan for Outside Directors shall be terminated and discontinued, and all account balances shall be paid out in a lump sum to all participants, effective as of the Effective Time.

                  (c) The Board of Directors of IRT or a committee of "Non-Employee Directors" thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of IRT Common Stock, IRT Options or other equity securities of IRT pursuant to the Merger or the other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. The Board of Directors of the Company or a committee of Non-Employee Directors thereof shall adopt a resolution in advance of the Effective Time providing that the receipt by IRT Insiders (as defined below) of Company Common Stock or other equity securities of the Company pursuant to the Merger or the other transactions contemplated by this Agreement (to the extent such equity securities are listed in the Section 16 Information, as defined below) is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section, the term "IRT Insiders" means those officers and directors of IRT who will become subject to the reporting requirements of
Section 16(a) of the Exchange Act as insiders of the Company in conjunction with the Merger, and the term "Section 16 Information" means information provided by IRT that is accurate in all respects regarding IRT Insiders and the number of shares of Company Common Stock or other Company equity securities to be acquired by each such IRT Insider in connection with the Merger and other transactions contemplated by this Agreement.

         SECTION 5.6 EXPENSES. Except as hereafter provided in Section 7.2, all fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement (including all Exhibits hereto and instruments and agreements prepared and delivered in connection herewith), the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated or abandoned; PROVIDED, HOWEVER, that if the IRT Board withdraws, modifies, amends or qualifies its approval or recommendation of the Merger or this Agreement pursuant to Section 5.1(c)(ii) and this Agreement is not terminated pursuant to either Section 7.1(g)(ii) or 7.1(h)(1), then the Company shall pay the costs and expenses of IRT in connection with the IRT Shareholders' Meeting incurred after the date of such withdrawal, modification, amendment or qualification.

         SECTION 5.7       INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.
(a) From and after the Effective Time, the Surviving Corporation or its successors (the "Indemnifying Parties") shall, indemnify, defend and hold harmless each person who is now, or at any time prior to the date hereof has been or who prior to the Effective Time becomes, an officer, director, employee or agent of IRT or any of its Subsidiaries (the "Indemnified Parties") from and against (i) any and all losses, claims, damages, costs, expenses, liabilities, judgments or amounts that are paid in settlement with the approval of the Indemnifying Party (which approval shall not unreasonably be withheld) of or in connection with any claim, action, suit, proceeding, case or investigation ("Action") based or arising, in whole or in part, out of or in connection with the fact that such person is or was a director, officer or employee of IRT or any of its Subsidiaries or arising as a result of this Agreement or the transactions contemplated hereby, whether pertaining to any matter existing or occurring prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent IRT would be permitted under the GBCC and its charter and bylaws to indemnify its own directors, officers, employees and agents, as the case may be including provisions relating to the advancement of expenses in advance of the final disposition of any such Action to each Indemnified Party to the fullest extent permitted under the GBCC and the Sarbanes-Oxley Act upon receipt of any undertaking required by the GBCC and its charter and bylaws. Any Indemnified Party electing to claim indemnification under this Section, upon learning of any Action, shall promptly notify the Indemnifying Party of such election (but the failure so to notify the Indemnifying Party shall not relieve it from any liability which it may have under this Section, except to the extent such failure materially prejudices it or if it otherwise forfeits substantive rights and defenses as a result of such failure), and shall deliver to the Indemnifying Party the undertaking required by the GBCC and its charter and bylaws. If any such Action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the Action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; PROVIDED, HOWEVER, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; PROVIDED FURTHER, HOWEVER, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advise of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnified Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall, to the extent permitted by law, promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; PROVIDED, HOWEVER, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of each Indemnified Party to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnified Parties, unless (a) the employment of more than one counsel has been expressly authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties has reasonably concluded (based on written advice of counsel to the Indemnified Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the other Indemnified Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which shall not be unreasonably withheld) and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

                  (b) For not less than six years after the Effective Time, the Company shall maintain directors' and officers' liability insurance policies with Royal Sun Alliance (or its successors) of at least the same coverage and amounts containing terms and conditions which are no less advantageous than the directors' and officers' liability insurance coverage provided by IRT's directors' and officers' liability insurance on the date hereof, or if such coverage is unavailable on commercially reasonable terms, the Company shall use commercially reasonable efforts to obtain as much coverage as is reasonably available, PROVIDED, the indemnified parties shall each provide the Company with claim letters substantially in the form of Exhibit B.

                  (c) This section is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their respective successors, assigns and heirs and shall be binding on all successors and assigns of the Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section.

                  (d)      If the Company or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         SECTION 5.8 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the Company and IRT agrees to use its commercially reasonable efforts to take (or cause to be taken or cause to be done), all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable time, including, without limitation, cooperating fully with the other party, providing information and making all necessary filings in connection with, among other things, any requisite approval of any Governmental Entity and the issuance of shares of Company Common Stock in the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the intent and purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or IRT, the proper officers and directors of each party to this Agreement promptly shall take all such necessary action.

         SECTION 5.9 CONVEYANCE TAXES. IRT and the Company shall cooperate in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any conveyance taxes which become payable in connection with the transactions contemplated by this Agreement that are required to be filed prior to the Effective Time.

         SECTION 5.10 PUBLIC ANNOUNCEMENTS. The Company and IRT shall consult with each other prior to issuing any press release or making any public statement or announcement (whether or not jointly made) with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law (including, without limitation, applicable regulations of the New York Stock Exchange or U.S. inter-dealer quotation system of a registered national securities association), the Company or IRT, as the case may be, shall not issue any such press release or make any such public statement or announcement prior to such consultation.

         SECTION 5.11 NOTIFICATION OF CERTAIN MATTERS. The Company shall provide prompt notice to IRT, and IRT shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by them and contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company or IRT, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default (or an event which with notice, lapse of time, or both, would become a default) received by it or any of its Subsidiaries subsequent to the date hereof and prior to the Effective Time, under any agreement or instrument to which it or any of its Subsidiaries is a party or by which any assets or properties of it or its Subsidiaries are subject, which default if conclusively established adversely to IRT or the Company would reasonably be expected to result in an IRT Material Adverse Effect or Company Material Adverse Effect, as applicable, (iv) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement, or (v) any Company Material Adverse Effect or IRT Material Adverse Effect shall have occurred or is reasonably likely to occur; PROVIDED, HOWEVER that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach or noncompliance under this Agreement or limit or otherwise affect the remedies available hereunder to the party receiving any such notice.

         SECTION 5.12 NEW YORK STOCK EXCHANGE LISTING. The Company shall use commercially reasonable efforts to cause the Company Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

         SECTION 5.13      DECLARATIONS OF DIVIDENDS AND DISTRIBUTIONS.

                  (a) Each of IRT and the Company shall coordinate with the other regarding the declaration and payment of quarterly dividends with respect to IRT Common Stock and Company Common Stock and the record dates and payment dates relating thereto such that each such dividend or distribution shall be paid or made on the same date. Subject to increases as set forth below, quarterly dividends with respect to the IRT Common Stock shall not exceed $0.235 per share, appropriately adjusted for partial or greater periods from the prior record date. The foregoing limitations on dividends shall not apply, however, to a Final IRT Dividend payable by IRT.

                  (b) On the first regular dividend record date following the Effective Time, the Company Board shall declare a cash dividend of no less than $0.27 per share of Company Common Stock subject to the Company's funds from operations, available cash and any limitations imposed by the MGCL. In addition, the Company Board shall establish prior to the Effective Time a dividend policy that provides that the annual cash dividend per share of Company Common Stock for the year following the Effective Time shall be not less than $1.08 payable quarterly subject to the Company's funds from operations, available cash and any limitations imposed by the MGCL.

         SECTION 5.14 ASSUMPTION OF EMPLOYMENT AGREEMENTS. At the Closing, IRT shall assign and the Company shall assume the obligations of IRT under each of the employment agreements listed on Schedule 5.14 of the IRT Disclosure Memorandum.

         SECTION 5.15      TAX TREATMENT.

                  (a) This Agreement is a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Company nor any of its affiliates shall knowingly take any action that could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                  (b) IRT does not know of any reason why it will not be able to deliver to Alston & Bird LLP and Greenberg Traurig, P.A., at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates relating to the facts relevant to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, in a form that is substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications (including, as appropriate, additions) thereto, to enable such firms to deliver the opinions contemplated by Sections 6.2(f) and 6.3(f).

                  (c) The Company does not know of any reason why it will not be able to deliver to Alston & Bird LLP and Greenberg Traurig, P.A., at the time the Form S-4 or any amendment thereto is filed with the SEC and on or about the Closing Date, certificates relating to the facts relevant to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code, in a form that is substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications (including, as appropriate, additions) thereto, to enable such firms to deliver the opinions contemplated by Sections 6.2(f) and 6.3(f).

         SECTION 5.16 ELECTION OF NEW DIRECTOR. Prior to the Closing, the Company Board shall adopt a resolution, effective as of the Effective Time, increasing the size of the Company Board by one director and electing a new "independent" director (as determined in accordance with the rules and regulations of the New York Stock Exchange), selected by IRT and approved by the Company in its reasonable discretion, to fill that position and to serve as a Class A Director until the next annual meeting of the Company's stockholders at which Class A Directors are being elected generally in accordance with the Company's Articles of Amendment and Restatement and the MGCL.


                                   ARTICLE VI


                              CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to consummate the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved or adopted by the affirmative vote of the requisite holders of the Company Common Stock and the IRT Common Stock.

                  (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations, registrations, submissions or filings with, any Governmental Entity which if not obtained would have a Company Material Adverse Effect or an IRT Material Adverse Effect, shall have been duly and timely filed and obtained (without the imposition of any material conditions thereto).

                  (c) Form S-4. The Form S-4 shall have become effective under the Securities Act by order of the SEC and shall not be the subject of any stop order or similar proceedings and the Company shall have received all state securities law or "blue sky" permits and authorizations necessary to issue the Merger Consideration in accordance with Article II of this Agreement.

                  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other similar order, or any statute, law, rule, regulation, executive order or decree, shall have been issued, enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity which remains in effect and prohibits, prevents, materially delays or impairs consummation of the Merger.

                  (e) Listing of Company Common Stock. The New York Stock Exchange shall have approved for listing the shares of Company Common Stock to be issued in the Merger, subject to official notice of issuance, prior to the Effective Time.

         SECTION 6.2 CONDITIONS OF OBLIGATIONS OF IRT. The obligations of IRT to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived (to the extent permitted by applicable law) in writing by IRT:

                  (a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and (ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.2(a), shall be true and correct in all respects and except that no representation or warranty shall fail to be true and correct as a result of the incurrence or payment by the Company of expenses incurred directly by the Company as a result of the consummation of the transactions contemplated by this Agreement, including attorneys fees, accounting expenses, printing costs, fees paid to financial advisors, fees and expenses paid to regulatory agencies such as the SEC, the New York Stock Exchange or various rating agencies or other similar direct expenses), and IRT shall have received a certificate duly signed on behalf of the Company by each of its chief executive officer and chief financial officer to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement on or prior to the Closing Date, and IRT shall have received a certificate duly signed on behalf of the Company by each of its chief executive officer and chief financial officer to such effect.

                  (c) Consents. The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, deed of trust, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of IRT, individually or in the aggregate, have a Company Material Adverse Effect or materially affect the consummation of the Merger or any other transaction contemplated by this Agreement.

                  (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect and IRT shall have received a certificate of the chief executive officer of the Company, in such capacity, certifying to such effect.

                  (e) Tax Opinion Relating to REIT Status. IRT shall have received an opinion of Greenberg Traurig, P.A. or other counsel to the Company reasonably satisfactory to IRT, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, the Company was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

                  (f) Tax Opinion Relating to the Merger. IRT shall have received an opinion dated the Closing Date from Alston & Bird LLP or other counsel reasonably satisfactory to the Company, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (g) Exchange Agent Certification. The Exchange Agent shall have delivered to IRT a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from the Company appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Company Common Stock in exchange for outstanding shares of IRT Common Stock and that the Company has deposited with the Exchange Agent sufficient funds to pay the Aggregate Cash Amount required to be paid pursuant to Article II.

                  (h) Company Voting Agreement. The Company Voting Agreement shall be in full force and effect.

                  (i) Post Closing Capitalization. IRT shall have received evidence to its reasonable satisfaction that not fewer than an aggregate of 22.3 million shares of Company Common Stock will be issued in the Merger and Private Placement, and that the Private Placement, to the extent required to achieve that number of shares, shall have been consummated at or before the Effective Time.

                  SECTION 6.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions unless waived in writing by the
Company:

                  (a) Representations and Warranties. The representations and warranties of IRT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that (i) expressly speak only as of a specific date or time which need only be true and correct as of such date and time, and (ii) by their terms are qualified by materiality or any analogous limitation on scope which, for purposes of this Section 6.3 (a), shall be true and correct in all respects and except that no representation or warranty shall fail to be true and correct as a result of the incurrence or payment by IRT of expenses incurred directly by IRT as a result of the consummation of the transactions contemplated by this Agreement, including attorneys fees, accounting expenses, printing costs, fees paid to financial advisors, fees and expenses paid to regulatory agencies such as the SEC, the New York Stock Exchange or various rating agencies or other similar direct expenses) and the Company shall have received a certificate duly signed on behalf of IRT by each of its chief executive officer and the chief financial officer to such effect.

                  (b) Performance of Obligations of IRT. IRT shall have performed and complied with in all material respects all obligations required to be performed and complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate duly signed on behalf of IRT by each of its chief executive officer and chief financial officer to such effect.

                  (c) Consents. IRT shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, deed of trust, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have an IRT Material Adverse Effect, or materially affect the consummation of the Merger or any other transaction contemplated by this Agreement.

                  (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no IRT Material Adverse Effect and the Company shall have received a certificate of the chief executive officer of IRT, in such capacity, certifying to such effect.

                  (e) Tax Opinion Relating to REIT Status. The Company shall have received (i) an opinion of Alston & Bird LLP or other counsel to IRT reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, IRT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (ii) an opinion of Greenberg Traurig, P.A. or other counsel to the Company reasonably satisfactory to IRT, dated as of the Closing Date, to the effect that, after giving effect to the Merger, the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

                  (f) Tax Opinion Relating to the Merger. The Company shall have received an opinion dated the Closing Date from Greenberg Traurig, P.A. or other counsel reasonably satisfactory to IRT, based upon customary certificates and letters, which certificates and letters are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (g) IRT Voting Agreement. The IRT Voting Agreement shall be in full force and effect.

                  (h) Required Consents. Prior to the Effective Time, IRT shall obtain the following consents in form and substance that are reasonably satisfactory to the Company: (i) the consent of John-Mary Enterprises, Ltd. to this Agreement, the Merger and the transfer by IRT of its interest in the Venice Plaza Joint Venture to the Company, (ii) the consent of S.T. Henderson to this Agreement, the Merger and the transfer by IRT of its partnership interest in The Rudderson Company Limited Partnership to the Company and (iii) the consent and acknowledgement by Column Financial, Inc. to this Agreement, the Merger and the amendment of the limited liability company agreements of each of IRT Coral Springs, LLC, IRT Heritage Walk, LLC and IRT MacLand Pointe, LLC to reflect the transfer of the membership interest to the Company and the appointment of the Company as sole manager thereof.

                  (i) Termination of Management Agreements. Prior to the Closing, IRT shall provide evidence to the reasonable satisfaction of the Company that the following two agreements were properly terminated: (i) the Property Management Agreement dated September 1, 2000 between Auburn Center Associates, Ltd. and IRT, and (ii) the Property Management Agreement dated September 1, 2000 between Stanford Station Partners, LP and IRT.


                                   ARTICLE VII


                            TERMINATION AND AMENDMENT

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the holders of Company Common Stock or by the holders of IRT Common Stock:

                  (a) by the mutual written consent duly authorized by the IRT Board and the Company Board;

                  (b) by (i) IRT if there shall have occurred a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement which would entitle IRT to not consummate the Merger under Article VI, or a breach of any representation, warranty, covenant or agreement on the part of any stockholder of the Company set forth in a Company Voting Agreement, and, in each case, which has not been or cannot be permanently cured within 30 days (but no later than 10 days following a vote at the later to occur of the IRT Shareholders' Meeting or the Company Stockholders' Meeting) next following receipt by the Company of notice of such breach, or (ii) the Company if there shall have occurred a breach of any representation, warranty, covenant or agreement on the part of IRT set forth in this Agreement which would entitle the Company to not consummate the Merger under Article VI, or a breach of any representation, warranty, covenant or agreement on the part of any shareholder of IRT set forth in an IRT Voting Agreement, and, in each case, which has not been or cannot be permanently cured within 30 days (but no later than 10 days following a vote at the later to occur of the IRT Shareholders' Meeting or the Company Stockholders' Meeting) next following receipt by IRT of notice of such breach;

                  (c) by either IRT or the Company if any permanent injunction or other order of a court, or any rule, decree, statute, law, executive order or regulation shall be enacted or entered by any Governmental Entity or other competent authority, preventing consummation of the Merger shall have been issued; PROVIDED, HOWEVER, this right shall not be available to any party whose failure to comply with the terms of this Agreement has been the cause of, or has materially contributed to, such action;

                  (d) by either IRT or the Company if the Merger shall not have been consummated at or prior to 5:00 p.m., Eastern time, on March 31, 2003; PROVIDED, HOWEVER, this right shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the Merger not being consummated by such date;

                  (e) by either IRT or the Company (unless the Company is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held Company

Stockholders' Meeting or any adjournment thereof, the Company Stockholder Approvals shall not have been obtained as contemplated by Section 5.1;

                  (f) by either the Company or IRT (unless IRT is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held IRT Shareholders' Meeting or any adjournment thereof, the IRT Shareholder Approvals shall not have been obtained as contemplated by Section 5.1;

                  (g) by IRT (i) if the Board of Directors of IRT shall have withdrawn, modified, amended or qualified in any manner adverse to the Company its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Acquisition Proposal (except as expressly permitted by Section 5.1(c)(ii)), or (ii) if the Board of Directors of IRT shall have withdrawn, modified, amended or qualified its approval or recommendation of either the Merger or this Agreement pursuant to Section 5.1(c)(ii) and within 48 hours of such withdrawal, modification, amendment or qualification, the Company has not advised IRT that it has elected to require IRT to proceed with or otherwise adjourn the IRT Shareholders' Meeting pursuant to Section 5.1(c)(iii), or (iii) in order to enter into a binding written agreement with respect to an Acquisition Proposal, provided that, in each case, IRT shall have complied with the terms of Section 4.1(f) and, simultaneously with terminating pursuant to this Section, has paid to the Company the Break-Up Fee (as defined herein) as provided by Section 7.2; and

                  (h) by the Company, if (i) the Board of Directors of IRT shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to the Company its approval or recommendation of the Merger or this Agreement or approved or recommended any Acquisition Proposal, or if the Board of Directors of IRT or any committee thereof shall have resolved to do any of the foregoing, or (ii) following the announcement or receipt of an Acquisition Proposal, IRT shall have failed to call the IRT Shareholders' Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b).

         SECTION 7.2 Effect of Termination. If this Agreement shall be terminated pursuant to Section 7.1(g)(i), 7.1(g)(iii) or 7.1(h) (other than a termination by the Company solely as a result of the withdrawal, modification, amendment or qualification of the approval or recommendation by the IRT Board of this Agreement or the Merger pursuant to Section 5.1(c)(ii)), then IRT theretofore or thereupon shall pay to the Company a fee equal to the Break-Up Fee. If this Agreement shall be terminated pursuant to Section 7.1(b)(i) or
Section 7.1(b)(ii), then the non-terminating party shall pay to the other (provided that the non-terminating party was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. In addition, if this Agreement shall be terminated by IRT pursuant to Sections 7.1(c), 7.1(d) (if primarily resulting from any action or inaction of IRT or any of its Subsidiaries), 7.1(f) or 7.1(g)(ii) or by the Company pursuant to Section 7.1(f) or Section 7.1(h) (solely as a result of the withdrawal, modification, amendment or qualification of the approval or recommendation by the IRT Board of this Agreement or the Merger pursuant to Section 5.1(c)(ii)) and prior to the time of such termination an Acquisition Proposal has been received by IRT, and either prior to the termination of this Agreement or within twelve months thereafter, IRT enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.1(f) (each, an "Acquisition Proposal Agreement"), which is subsequently consummated (whether or not any Acquisition Proposal Agreement relates to the same Acquisition Proposal which had been received prior to the termination of this Agreement, unless at least 60 days prior to the execution of the Acquisition Proposal Agreement IRT shall have made a public announcement that the party to the initial Acquisition Proposal has formally withdrawn its offer and that party has not made an additional Acquisition Proposal prior to the execution of the Acquisition Proposal Agreement), then IRT shall pay a fee equal to the Break-Up Fee to the Company.

         The payment of the Break-Up Fee to the Company or the Break-Up Expenses to the Company or IRT, as the case may be, shall be the sole compensation for the loss suffered by the party receiving such payment as a result of the failure of the Merger to be consummated (including, without limitation, opportunity costs and, in the case of the Break-up Fee, out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by IRT to the Company and the Break-up Expenses shall be paid by the Company to IRT or IRT to the Company, as applicable, in immediately available funds within two business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(g)). The Company and IRT acknowledge that the agreements contained in this Section 7.2 are integral parts of this Agreement; accordingly, if IRT fails to promptly pay the Break-Up Fee or if the Company or IRT fails to promptly pay the Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, the Company or IRT commences a suit which results in a judgment against the Company or IRT for any amounts owed pursuant to this
Section 7.2, the Company or IRT, as applicable, shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

         As used in this Agreement, "Break-Up Fee" shall be an amount equal to $15,000,000 (the "Base Amount"), provided, however, that the maximum amount that the Company can receive in its taxable year in which occurs the event giving rise to liability for the Break-Up Fee shall be the maximum amount that the Company can receive in that year without failing the REIT Income Requirements (as defined below), determined as if the receipt of that amount does not constitute Qualifying Income (as defined below), as determined by the independent accountants of the Company. If the Company initially is unable to receive the full Base Amount, IRT shall place the unpaid portion of the Base Amount in escrow. The amount in escrow shall be distributed in full to the Company at any time the Company receives a letter from outside counsel which states that the Company has received a private letter ruling from the IRS which holds that its receipt of a payment of the Base Amount constitutes Qualifying Income or is excludible from gross income for purposes of the REIT Income Requirements. The amount in escrow shall be distributed in full or in part to the Company at any time the Company receives a letter from outside counsel which states that the Company has received a private letter ruling from the IRS which holds that its receipt of a payment of part or all of the Base Amount from the escrow will not be includible in income by the Company prior to its actual receipt by the Company, in which case the amount distributable to the Company in any taxable year shall be the amount set forth in a letter from the Company's independent accountants indicating the maximum amount that the Company can receive at that time without causing the Company to fail the REIT Income Requirements. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement. The obligation of the IRT to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. Income is "Qualifying Income" if it is described in any subparagraph of Section 856(c)(2) of the Code and in any subparagraph of Section 856(c)(3) of the Code. The "REIT Income Requirements" are the requirements imposed by Section 856(c)(2) and (3) on the income that an entity can receive and qualify as a REIT for purposes of the Code.

         As used in this Agreement, "Break-Up Expenses" shall be an amount equal to the out-of-pocket expenses incurred by the Company or IRT, as the case may be (the "Recipient") in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses), PROVIDED, HOWEVER, that the maximum amount that the Recipient can receive in its taxable year in which occurs the event giving rise to liability for the Break-Up Expenses shall be the maximum amount that the Recipient can receive in that year without failing the REIT Income Requirements, determined as if the receipt of that amount does not constitute Qualifying Income, as determined by the independent accountants of the Recipient. If the Recipient initially is unable to receive the full amount of the Break-Up Expenses, the Company or IRT, as the case may be (the "Payor"), shall place the unpaid portion of the Break-Up Expenses in escrow. The amount in escrow shall be distributed in full to the Recipient at any time the Recipient receives a letter from outside counsel which states that the Recipient has received a private letter ruling from the IRS which holds that its receipt of a payment of the Break-Up Expenses constitutes Qualifying Income or is excludible from gross income for purposes of the REIT Income Requirements. The amount in escrow shall be distributed in full or in part to the Recipient at any time the Recipient receives a letter from outside counsel which states that the Recipient has received a private letter ruling from the IRS which holds that its receipt of a payment of part or all of the Break-Up Expenses from the escrow will not be includible in income by the Recipient prior to its actual receipt by the Recipient, in which case the amount distributable to the Recipient in any taxable year shall be the amount set forth in a letter from the Recipient's independent accountants indicating the maximum amount that the Recipient can receive at that time without causing the Recipient to fail the REIT Income Requirements. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement. The obligation of any Payor to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. Notwithstanding the foregoing, the maximum amount of the Break-Up Expenses that either party shall be obligated to reimburse the other party shall not exceed $1.5 million.

         SECTION 7.3 AMENDMENT.     This Agreement may be amended by the parties
hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement or the Merger by the holders of Company Common Stock or IRT Common Stock, but, after any such approval, no amendment shall be made which pursuant to applicable law requires further approval by such holders without obtaining such further approval.

This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         SECTION 7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally permissible, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII


                               GENERAL PROVISIONS

         SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         SECTION 8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (with confirmation/answerback received) or mailed by registered or certified mail (return receipt requested) or sent by overnight delivery by a reliable service provider to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

                  (a)      if to IRT, to:                     IRT Property Company
                                                              200 Galleria Parkway
                                                              Suite 1400
                                                              Atlanta, Georgia 30339
                                                              (770) 955-4406 (telephone)
                                                              (770) 988-8773 (facsimile)
                                                              Attention:  Thomas H. McAuley,
                                                              Chairman and Chief Executive Officer

                  with a copy (which shall not constitute     Alston & Bird LLP
                  notice pursuant to this Section 8.2) to:    3201 Beechleaf Court, Suite 600
                                                              Raleigh, North Carolina 27604
                                                              (919) 862-2200 (telephone)
                                                              (919) 862-2260 (facsimile)
                                                              Attention: Brad S. Markoff, Esq.

                  (b)      if to the Company, to:             Equity One, Inc.
                                                              1696 N.E. Miami Gardens Drive
                                                              North Miami Beach, Florida 33179
                                                              (305) 947-1664 (telephone)
                                                              (305) 947-1734 (facsimile)
                                                              Attention:  Chaim Katzman,
                                                              Chairman and Chief Executive Officer

                  with a copy (which shall not constitute     Greenberg Traurig, P.A.
                  notice pursuant to this Section 8.2) to:    1221 Brickell Avenue
                                                              Miami, Florida 33131
                                                              (305) 579-0500 (telephone)
                                                              (305) 570-0717 (facsimile)
                                                              Attention:  Ira N. Rosner, Esq.

         SECTION 8.3 INTERPRETATION. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of the terms of this Agreement. Whenever the words "include," "includes" or "including" or other similar derivations are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above.

         SECTION 8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall constitute but one and the same agreement.

         SECTION 8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein, which are incorporated herein by this reference and made an integral part hereof as if fully set forth herein) and the confidentiality provisions contained in the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof. Except as provided in
Section 5.7, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed and performed entirely in such state and without regard to the conflicts of law principles thereof, provided the Merger shall be effected in accordance with and have the effect provided in the provisions of the GBCC and MGCL applicable to mergers of domestic and foreign corporations.

         SECTION 8.7 WAIVER OF JURY TRIALS. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 8.8 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court, Governmental Entity or other competent authority hold any provision of this Agreement or portion hereof to be null, void or unenforceable, or order or direct any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including, without limitation, money damages, for breach hereof or thereof or of any other provision of this Agreement or portion hereof as a result of such holding or order.

         SECTION 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all the other parties; PROVIDED that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         SECTION 8.10 GENDER AND NUMBER CLASSIFICATION. All words used herein, irrespective of the number and gender specifically used, shall be deemed and construed to include or mean any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

         SECTION 8.11 KNOWLEDGE. For purposes of this Agreement, "knowledge", "to its knowledge" or analogous expressions, when used with reference to the Company, IRT and/or any of their respective Subsidiaries, means knowledge of a particular fact or set of circumstances, events or conditions by any executive officer or director of the Company, IRT or any of their respective Subsidiaries, as applicable, to the extent actually known by any one or more of such persons.

         SECTION 8.12 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in federal court for the Southern District of New York this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of such federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court.

         SECTION 8.13 CONSTRUCTION. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments

         IN WITNESS WHEREOF, IRT and the Company have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of date first written above.

                                       IRT PROPERTY COMPANY


                                       By: /s/ Thomas H. McAuley
                                           ----------------------
                                           Thomas H. McAuley
                                           Chairman and Chief Executive Officer
                                           EQUITY ONE, INC.


                                       By: /s/ Chaim Katzman
                                           ----------------------
                                           Chaim Katzman
                                           Chairman and Chief Executive Officer